SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AMTRUST FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

AND

PROXY STATEMENT

MAY 18, 2017

59 Maiden Lane, 43rd Floor

New York, NY 10038

Phone: 212.220.7120

Fax: 212.220.7130

www.amtrustgroup.com

AMTRUST FINANCIAL SERVICES, INC. 59 Maiden Lane, 43rd Floor New York, New York 10038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2017

April 11, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of AmTrust Financial Services, Inc. (“AmTrust,” “AmTrust Financial,” “the Company,” “our,” “us,” or “we”), which will be held on Thursday, May 18, 2017, commencing at 10:00 a.m. (Eastern time), at 59 Maiden Lane, 43rd Floor, New York, New York 10038.

At the Annual Meeting, you will be asked to consider and act and vote upon (1) the election of the seven directors named in the attached proxy statement, (2) an advisory, non-binding resolution to approve the executive compensation program for our named executive officers, (3) an advisory, non-binding resolution to recommend the frequency (whether triennial, biennial or annual) with which our stockholders will be entitled to hold an advisory vote on executive compensation, (4) a stockholder proposal, if properly presented, to approve majority voting in uncontested elections of directors, and (5) such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of the matters to be acted upon at the meeting is more fully described in the attached proxy statement.

Record holders of common stock at the close of business on March 24, 2017, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournment or postponement thereof.

We are mailing a copy of our Annual Report to Stockholders, which includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, together with this Notice of Annual Meeting of Stockholders, proxy statement and proxy card to stockholders on or about April 18, 2017. Additional copies may be obtained by writing to AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of AmTrust Financial, I would like to express our appreciation for your continued support.

Sincerely,

Stephen Ungar Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Stockholders Meeting to Be Held on May 18, 2017:

The proxy statement and annual report to security holders are available at

https://www.proxydocs.com/AFSI.

AMTRUST FINANCIAL SERVICES, INC.

i

PROXY STATEMENT

General Information

This proxy statement is furnished to you and other stockholders of AmTrust Financial Services, Inc. (“AmTrust,” “the Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors to be used at our 2017 Annual Meeting of Stockholders, which will be held at 59 Maiden Lane, 43rd Floor, New York, New York 10038, on Thursday, May 18, 2017, at 10:00 a.m. (Eastern time) and any adjournment or postponement thereof. All stockholders are entitled and encouraged to attend the Annual Meeting in person. This proxy statement, together with the accompanying proxy card, is first being mailed to stockholders on or about April 18, 2017.

All shares of common stock represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the stockholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the slate of directors described herein, “FOR” ratification of a non-binding resolution to approve the compensation program for our named executive officers, in favor of “EVERY 3 YEARS” for the frequency of the advisory vote on executive compensation and “FOR” the stockholder proposal on majority voting in uncontested elections of directors. In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of persons appointed as proxies and named in the proxy. A stockholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute, in itself, revocation of a proxy.

We will pay all expenses in connection with this solicitation of proxies and such costs are those normally expended in connection with an annual proxy statement. Proxies will be solicited principally by mail, but directors, officers and certain employees authorized by us may personally solicit proxies by telephone, e-mail or facsimile or in person and will not be receiving any special compensation for taking such actions. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

The Board fixed the close of business on March 24, 2017 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. Each such stockholder is entitled to one vote per share. As of the record date, there were 171,077,584 shares of common stock outstanding.

A majority of the outstanding common stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Stockholder abstentions and broker non-votes will be included in the number of shares of common stock present at the Annual Meeting for the purpose of determining the presence of a quorum but will be counted as unvoted for the purposes of determining the approval of any matter submitted to the stockholders for a vote. Therefore, abstentions will have no impact on the outcome of any of the Proposals to be voted on at the Annual Meeting.

A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will not have discretion to vote on any of the Proposals. Therefore, a broker non-vote will have no effect on the voting outcome of any of the Proposals.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of each nominee or withhold their votes as to each nominee. The seven candidates receiving the greatest number of votes will be elected as our directors. Should any nominee become unable to accept nomination or election, the persons appointed as proxies will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees is based on information furnished by them.

The affirmative vote of the majority of shares cast at the Annual Meeting, represented in person or by proxy, is necessary to approve the compensation program for our named executive officers and to approve the stockholder proposal discussed below. With respect to Proposal 3, the choice among the three choices included in the resolution on the frequency of the advisory vote on executive compensation that receives the greatest number of votes cast will be deemed the choice of the stockholders.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors consists of seven members. All directors will be elected at the Annual Meeting, each to serve for a one-year term until the 2018 Annual Meeting of Stockholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Mss. Susan C. Fisch and Leah Karfunkel and Messrs. Donald T. DeCarlo, Abraham Gulkowitz, George Karfunkel, Raul Rivera and Barry D. Zyskind for re-election as directors at the Annual Meeting. Proxies cannot be voted for more than seven director nominees.

Each of the director nominees who is standing for re-election to the Board of Directors has consented to serve for a new term, if elected. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

Nominees for Election as Directors

Donald T. DeCarlo, 78, Director since 2006, is an attorney in private practice. Mr. DeCarlo served as the Chairman of the Board of Commissioners of the New York State Insurance Fund from 2011 until October 2012 and served as a Commissioner from 1997 through 2009. From 1996 to 2004, Mr. DeCarlo practiced in the New York offices of Lord, Bissell & Brook, LLP, a law firm, where he was managing partner prior to his departure. He is a director of Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New York and Strathmore Insurance Company, WRM America Indemnity Company Inc. and several of our subsidiaries. He is also a member of National General Holdings Corp.’s (“NGHC”) board of directors (see “Certain Relationships and Related Transactions”). From 1987 to 1997, Mr. DeCarlo held a number of positions with the Travelers Group’s insurance companies, including serving as Senior Vice President and General Counsel of all of the companies from 1994 to 1997. From 1973 to 1986, Mr. DeCarlo was vice president and general counsel of the National Council on Compensation Insurance, a national association that collects, tabulates and provides data used in formulating rates for workers compensation insurance. Mr. DeCarlo has written three books and numerous articles on workers’ compensation insurance.

Mr. DeCarlo has been selected to serve on the Board of Directors because he is a recognized expert in the workers’ compensation industry. He has extensive experience representing insurance industry clients in corporate, regulatory and commercial matters.

Susan C. Fisch, 72, Director since 2010, has over 30 years of experience in the insurance industry as a reinsurance broker specializing in workers’ compensation. From 2001 to 2009, Ms. Fisch was an executive at Willis Re, Inc., an insurance broker, where she created and directed the Workers’ Compensation Practice Group that was responsible for the creation of new products, placement of workers’ compensation programs, relationship coordination with reinsurers and new client prospecting. In addition, she provided guidance and strategic direction to Willis Re clients and prospects in all aspects of workers’ compensation. From 1992 through 2001, Ms. Fisch was a senior vice president and team leader specializing in workers’ compensation at Benfield Blanch. From 1987 through 1992, she was a reinsurance treaty broker focusing on workers’ compensation at Enan & Company. From 1978 through 1987, she was employed by Thomas A. Greene Company as a facultative broker and, ultimately, as head of the casualty facultative department in the company’s San Francisco office. She began her career with Towers Perrin, an actuarial company, in 1976. Ms. Fisch has been a frequent speaker at workers’ compensation seminars. She is a director of several of our subsidiaries.

Ms. Fisch has been selected to serve on the Board of Directors because of her extensive knowledge of and contacts in the industry, with a specialization in workers’ compensation insurance.

Abraham Gulkowitz, 68, Director since 2006, is a co-founder and partner of Brookville Advisory, an investment fund specializing in credit analysis whose predecessor is Brookville Capital, which was started in 2002 and in late 2006 was sold to Morgan Stanley Alternative Assets. Mr. Gulkowitz worked for Brookville Capital from 2002 until Brookville Advisory became independent in 2011. From 1978 to 2002, Mr. Gulkowitz served in various positions, including as a Senior Managing Director and a member of the partners’ management group, at Bankers Trust/Deutsche Bank, an investment bank. His responsibilities included the analysis of economic and business issues related to leveraged financing transactions as well as mergers and acquisitions, private equity and real estate investments. Mr. Gulkowitz joined Bankers Trust in 1978 from Chase Manhattan Bank where he was a financial market analyst. Prior to that, he was an economics research assistant to Alan Greenspan. Mr. Gulkowitz is also a member of the advisory board of Gryphon Investors Group, a San Francisco-based private equity firm specializing in middle market investment opportunities. He is also a director of several of our subsidiaries.

Mr. Gulkowitz has been selected to serve on the Board of Directors because of his diverse and extensive financial and management experience and because he qualifies as our Audit Committee financial expert.

George Karfunkel, 68, Director since 1998, is currently the Chairman of Sabr Group, a consulting company based in New York City. Mr. Karfunkel was a director, the former Senior Vice President and co-owner of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he founded in 1971 with his brother, Michael Karfunkel, and sold in 2008. Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities, which he holds through entities he controls with Leah Karfunkel. The Karfunkels also are co-owners of Worldwide TechServices, LLC, a computer maintenance and services company. Mr. Karfunkel serves as vice chairman of The Upstate Bank, a nationally-chartered community bank, co-chairman of CheckAlt Payment Solutions, a provider of automated and electronic check transaction processing, a director of The Berkshire Bank, an independent bank based in New York, and a director of Eastman Kodak Company, a technology company focused on imaging for business.

Mr. Karfunkel has been selected to serve on the Board of Directors because he is a successful businessman with more than 45 years of experience in the ownership and management of and investment in the financial services industry, including insurance, banking and real estate. In addition, Mr. Karfunkel, together with Mr. Zyskind, are two of our founding stockholders.

Leah Karfunkel, 70, Director since 2016, is a private investor and one of our largest stockholders. She has served in various positions for community and charitable organizations, is currently on the Board of Trustees of Touro College, and is a trustee of the Hod Foundation. As the wife of one of our founders and the mother-in-law of Mr. Zyskind, our current Chairman, Chief Executive Officer and President, she has seen our company grow from its founding in 1998 to the multi-national insurance company it is today. Mrs. Karfunkel has been active in philanthropy for over 40 years.

Mrs. Karfunkel has been selected to serve on the Board of Directors because she is one of our largest stockholders who brings experience based on her family’s long-standing involvement in the insurance industry, and also from her extensive exposure to other entities through her community and charitable involvement, which has helped her develop the skills and capacity to provide strategic insight and direction by encouraging innovation and evaluating strategic decisions.

Raul Rivera, 74, Director since 2016, was the Chairman, President and Chief Executive Officer of National Benefit Life Insurance Company from 2001 until January 2017. Mr. Rivera is currently a board member of Insurance Federation of New York, Inc. and one of our subsidiaries. In addition, Mr. Rivera is a member of the National Association of Insurance and Financial Advisors and a trustee of the College of Mount Saint Vincent in Riverdale, New York.

Mr. Rivera has been selected to serve on the Board of Directors because he holds 55 years of experience in the insurance industry, including 20 years of service as board chairman for an insurance company, and because of his experience as a CEO of an insurance company.

Barry D. Zyskind, 45, Chairman of the Board of Directors since May 2016 and Director since 1998, has held senior management positions with the Company since 1998. He has served as our Chief Executive Officer and President since 2000. Mr. Zyskind also serves as an officer and director of many of our wholly-owned subsidiaries. Mr. Zyskind serves as non-executive chairman of the board of Maiden Holdings, Ltd. (see “Certain Relationships and Related Transactions”), and is a member of NGHC’s board of directors. Prior to joining us, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York. Mr. Zyskind is Leah Karfunkel’s son-in-law.

Mr. Zyskind has been selected to serve on the Board of Directors because of his position as our Chief Executive Officer, his role in our profitable growth both before and after we became a public company, his knowledge of the industry and his experience in corporate finance. In addition, Mr. Zyskind, together with George Karfunkel, are two of our founding stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Board of Directors

Our Certificate of Incorporation provides that our Board shall consist of not less than five directors and not more than thirteen directors, with the exact number to be set by the Board from time to time. Currently, our Board of Directors consists of seven members. Directors elected at the Annual Meeting will each serve for a one-year term until the 2018 Annual Meeting of Stockholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our Board of Directors met on nine occasions during 2016. Each of our directors attended 75% or more of the aggregate total of the Board meetings and Board committee meetings held during the time for which each such director served. We encourage and expect all of the directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board on the day of the annual meeting of stockholders. Our former chairman, Michael Karfunkel, passed away in April 2016, prior to the 2016 annual meeting of stockholders. Leah Karfunkel and Raul Rivera were elected to the Board after the date of the 2016 annual meeting. All of our other directors were present at the 2016 annual meeting of our stockholders, except Jay Miller. Mr. Miller retired from our Board effective August 1, 2016.

Independence of Directors

Certain SEC and NASDAQ Marketplace Rules require that at least a majority of our Board of Directors be independent. Our Board of Directors has determined that four of our seven directors, Donald DeCarlo, Susan Fisch, Abraham Gulkowitz and Raul Rivera, are independent directors under the NASDAQ Marketplace Rules. The remaining three directors, Barry Zyskind, George Karfunkel and Leah Karfunkel, do not qualify as independent directors.

Our Compensation Committee, which is comprised solely of independent directors, determines the compensation of our named executive officers. Our Nominating and Corporate Governance Committee, which is likewise comprised of solely independent directors, selects or recommends for selection by our Board of Directors nominees for our Board of Directors.

Executive Sessions

As required under NASDAQ’s Marketplace Rule 5605(b)(2), our independent directors have meetings throughout the year at which only they are present.

Board Committees

Our Board has established the following committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Our Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 24, 2017 is provided in the following table.

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee

Donald DeCarlo	X		X	*	X	*
Susan Fisch	X		X		X
Abraham Gulkowitz	X	*			X

*	Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting, internal audit and internal control functions, appoints our independent registered public accounting firm and approves its services and fees. One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants. Our Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on the Investor Relations section of our website (http://ir.amtrustgroup.com) and is available in print to any stockholder who requests a copy.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each member of the Audit Committee meets the independence standards contained in NASDAQ’s Marketplace Rules and that Mr. Gulkowitz and Ms. Fisch meet the independence requirements contained in Rule 10A-3(b)(1) of the Exchange Act. As permitted by Exchange Act Rule 10A-3(b)(1), we rely upon an exemption with respect to Mr. DeCarlo’s independence given his membership on the board of directors of NGHC, one of our affiliates. Mr. DeCarlo otherwise meets the independence requirements of Exchange Act Rule 10A-3(b)(1) for both entities and the Board determined that Mr. DeCarlo’s service on NGHC’s board of directors did not, and would not, materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of Exchange Act Rule 10A-3. In addition, the Board has determined that Mr. Gulkowitz qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and applicable NASDAQ Marketplace Rules.

The Audit Committee met 14 times in 2016.

Compensation Committee

The Compensation Committee reviews and determines, together with the other directors if directed by the Board of Directors, the compensation of our executive officers and reviews and approves employment and severance agreements with our executive officers. The Compensation Committee also administers the grant of equity awards under our 2010 Omnibus Incentive Plan, administers the grant of performance-based compensation pursuant to the Amended and Restated 2007 Executive Performance Plan and establishes and reviews policies relating to the compensation and benefits of our employees and consultants. As permitted by the terms of our 2010 Omnibus Incentive Plan, the Compensation Committee has delegated authority to our Chief Executive Officer to designate individuals (employees who are not officers) who will receive equity awards upon initial hire and the size of such awards, up to a limited number of shares.

Final compensation decisions are made by our Compensation Committee in consultation with our Chief Executive Officer, other than with respect to the Chief Executive Officer’s compensation, which is determined solely by the Compensation Committee.

In 2016, the Compensation Committee hired Meridian Compensation Partners, LLC as its independent compensation consultant to assist with the formulation of the annual incentive compensation program for our named executive officers and also to consult on award architecture, structuring alternatives, performance criteria, tax consequences and other disclosure items. Meridian Compensation Partners, LLC provided no additional services to us in 2016. The Compensation Committee reviewed the independence of Meridian Compensation Partners, LLC and found no conflict of interest existed.

Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on the Investor Relations section of our website (http://ir.amtrustgroup.com) and is available in print to any stockholder who requests a copy.

The Compensation Committee met four times in 2016.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates members of the Board of Directors, develops and recommends to the Board of Directors a set of corporate governance principles applicable to it, and oversees the evaluation of the Board of Directors and management.

Our Nominating and Corporate Governance Committee Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on the Investor Relations section of our website (http://ir.amtrustgroup.com) and is available in print to any stockholder who requests a copy.

The Nominating and Corporate Governance Committee met one time in 2016.

Special Committee

In July 2016, the Audit Committee established a subcommittee, consisting of two directors, Mr. Gulkowitz and Ms. Fisch (the “Special Committee”), to review the impact of the financial condition and proposed wind-down of the business written by the statutory insurance companies acquired by ACP Re, Ltd. (“ACP Re”) in ACP Re’s 2014 acquisition and merger with Tower Group International, Ltd. (“Tower”). The Special Committee was authorized to consider whether to approve any action, agreement, obligation, request or proposal made by or to us relating to any possible transaction involving ACP Re, us and any of our subsidiaries, including any related matters, and whether any such action, agreement, obligation, request or proposal would be advisable and in our best interests and the best interests of our stockholders, other than the Karfunkel and Zyskind families. In forming the Special Committee, the Audit Committee recognized the possibility that NGHC, a related party also involved in the Tower transaction, had an interest in any transaction involving ACP Re that could conflict with our interest. As Mr. DeCarlo is a member of the NGHC board of directors, in order to maintain the integrity and quality of the process, Mr. DeCarlo recused himself from any deliberations related to this matter. The Special Committee was specifically tasked with reviewing, evaluating and approving the restructuring of the loan (“Loan”) made pursuant to the Credit Agreement, dated September 15, 2014, by and among us, as Administrative Agent, and ACP Re, Tower, ACP Re Holdings, LLC and the lenders party thereto. The Special Committee retained its own independent legal counsel and a financial advisor. The Special Committee met 21 times during 2016. Working with its legal and financial advisors, the Special Committee participated in a negotiation with ACP Re that culminated, on July 27, 2016, with the Special Committee’s recommendation to approve the terms and conditions of an amended and restated credit agreement with ACP Re and the restructuring of the Loan, both of which are more fully described in “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks, meaning none of our executive officers served on the compensation committee, or its equivalent, or on the board of directors of another entity whose executive officer served on our Compensation Committee or our Board of Directors.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the independence, skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for election. In considering candidates for the Board, the Committee assesses the overall composition of the Board taking into account its representation of skills, backgrounds, diversity and contacts in the insurance industry or other industries relevant to our business. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Committee does, at a minimum, assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to

Board and Committee matters. While neither the Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. They consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

Following the death of our former Chairman, Michael Karfunkel, in April 2016, and the retirement of our former director, Jay Miller, in August 2016, the Committee determined it to be in the best interests of the Company and the stockholders to appoint Mrs. Karfunkel and Mr. Rivera to fill the vacancies. For a discussion of the qualifications considered in making these appointments, see “Proposal 1: Election of Directors” above.

In connection with its annual recommendation of a slate of nominees, the Committee also assesses the contributions of those directors recommended for re-election and other perceived needs of the Board. In 2017, this process resulted in the Committee’s recommendation to the Board, and the Board’s nomination, of the seven incumbent directors named in this proxy statement and proposed for election by you at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration.

Oversight of Risk Management

We are exposed to a number of risks and undertake an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. Our Global Chief Risk Officer is directly responsible for our enterprise risk management function and reports to our General Counsel, and for this purpose, directly to the Audit Committee. The Global Chief Risk Officer identifies, measures and aggregates key risk exposures within predetermined tolerance levels across the entire organization. Additionally, the Global Chief Risk Officer develops a process for management to utilize to ensure we optimize capital allocation and have sufficient capital to withstand stressed economic conditions. The Global Head of Internal Audit provides advice, consulting services on risk and control and promotes the development of a common language, framework and understanding of risk. In fulfilling their risk management responsibilities, the Global Chief Risk Officer and Global Head of Internal Audit work closely with members of senior management, including the Chief Operating Officer, Chief Financial Officer, Head of Information Risk Management, Chief Actuary, Chief Legal Officer, General Counsel, Treasurer, Chief Compliance Officer and our Internal Audit department.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of our enterprise risk management function. In that regard, the Global Chief Risk Officer, Global Head of Internal Audit, Chief Actuary, Chief Compliance Officer and Head of Information Risk Management meet with the Audit Committee several times a year to discuss the risks facing us, highlighting any new risks that may have arisen since they last met. The Audit Committee challenges methods and assumptions and reviews key reporting metrics.

Leadership Structure

Our Board of Directors believes that it is most beneficial to retain flexibility in determining our leadership structure at any given time. That flexibility includes the determination of whether the chairman of the board and chief executive officer roles should be combined or separated, and whether we should appoint a lead independent director. In the past, we had separate individuals serving in the roles of chairman of the board and chief executive officer. We did not previously appoint a lead independent director. After considering alternatives following the death of Michael Karfunkel, our Board of Directors determined that our stockholders were best served by having the roles combined and filled by Mr. Zyskind. Our Board believes it is appropriate for Mr. Zyskind to serve in this combined capacity, and for us to not appoint a lead independent director, in part because Mr. Zyskind’s experience with us make him the most familiar with the business and challenges we face on a day-to-day basis. Additionally, he is best suited to lead strategic discussions relating to our business and to serve as a bridge between the Board and management. The Board’s role in risk oversight does not have any effect on the Board’s leadership structure.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of NASDAQ. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website (http://ir.amtrustgroup.com) and is available in print to any stockholder who requests a copy. We will disclose any amendments or waivers to the Code of Business Conduct and Ethics on our website.

Stockholder Communications

Stockholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at AmTrust Financial Services, Inc., c/o Corporate Secretary, 59 Maiden Lane, 43rd Floor, New York, New York 10038. Stockholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at the same address. The Corporate Secretary delivers all such communications to the addressee(s) set forth in the communication.

COMPENSATION OF DIRECTORS

In 2016, we paid an annual retainer of $100,000 to each of our non-employee directors other than George Karfunkel, Leah Karfunkel and Michael Karfunkel. In addition to the annual retainer, we paid a per committee retainer of $25,000 to the chairperson of the Audit Committee and $10,000 to chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee. Non-chairperson Audit Committee members received a retainer of $15,000. We made a grant of restricted stock units valued at $50,000, with a one-year vesting period, to each non-employee director other than George Karfunkel, Leah Karfunkel and Michael Karfunkel. For service on subsidiary boards, our non-employee directors are eligible to receive an annual retainer of $5,000 for each domestic board, and $20,000 for each international subsidiary board, with a $100,000 annual cap on subsidiary board retainers. Should any non-employee director serve as chairperson of a subsidiary board, such director will receive an additional $15,000 annual retainer for such service, regardless of the annual cap. George Karfunkel, Leah Karfunkel and Barry Zyskind do not receive any compensation for serving on our Board of Directors, nor did Michael Karfunkel prior to his passing.

The following table sets forth compensation earned by the non-employee members of our Board of Directors during the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	All Other Compensation	Total
Donald DeCarlo	$268,067	$50,019	$—	$—	$318,086
Susan Fisch	206,826	50,019	—	—	256,845
Abraham Gulkowitz	167,567	50,019	—	—	217,586
George Karfunkel	—	—	—	—	—
Leah Karfunkel	—	—	—	—	—
Michael Karfunkel	—	—	—	—	—
Jay Miller(3)	90,782	50,019	150,434	95,879	387,114
Raul Rivera(4)	61,667	—	—	—	61,667

(1)	The amounts in this column reflect Board and chairperson retainer fees earned in 2016 for service on our Board of Directors and its committees and, with respect to Mr. DeCarlo, Mr. Gulkowitz, Ms. Fisch, Mr. Rivera and Mr. Miller, for service on the boards of directors of certain of our subsidiaries during 2016. In 2016, Ms. Fisch and Messrs. DeCarlo, Gulkowitz, Miller and Rivera earned an additional $70,826, $133,067, $21,567, $21,199 and $20,000, respectively, for serving as directors (and in some cases chairpersons) of the boards of our subsidiaries.

(2)	The dollar amounts represent the aggregate grant date fair value of awards of restricted stock units computed in accordance with FASB ASC Topic 718 as discussed in Note 19 to our consolidated financial statements for the year ended December 31, 2016. The grant date fair value of these awards is equal to the closing price of our common stock on the date of grant ($25.73) multiplied by the number of restricted stock units awarded to each director. At December 31, 2016, each of Ms. Fisch and Messrs. DeCarlo and Gulkowitz had 3,944 outstanding restricted stock units. Unvested restricted stock units are forfeited upon termination of the director’s service; however, if the director’s termination of service is due to (i) retirement on or after his or her sixty-fifth birthday or, with our consent, on or after his or her fifty-fifth birthday; (ii) disability; or (iii) death, the restricted stock units become fully vested upon such termination of service, if he or she has been a member of our Board of Directors for at least five years. Each of Ms. Fisch and Messrs. DeCarlo, and Gulkowitz were eligible to retire as of December 31, 2016. In addition, at December 31, 2016, the aggregate number of fully vested and exercisable option awards outstanding for each director was: Ms. Fisch – 45,376 shares; Mr. Gulkowitz – 60,504 shares; and Mr. Miller – 317,630 shares.

(3)

Mr. Miller retired from our Board on August 1, 2016. The amount indicated in the “Fees Earned or Paid in Cash” column for Mr. Miller consists of his pro-rated Board and committee retainers for service through that date. The amount indicated in the “Option Awards” column for Mr. Miller reflects the compensation expense we recognized because we amended his outstanding option awards to extend the expiration date of his options from October 31, 2016 to January 31, 2017, when he retired from our

Board. The amount indicated in the “All Other Compensation” column for Mr. Miller reflects the acceleration of the vesting of his 3,944 outstanding RSUs upon his retirement from our Board, which was based on the closing price of our common stock on the date of his retirement ($25.73). Both the extension of the expiration date of Mr. Miller’s options and the acceleration of the vesting of his RSUs were computed in accordance with FASB ASC Topic 718 as discussed in Note 19 to our consolidated financial statements for the year ended December 31, 2016.

(4)	Mr. Rivera was elected to the Board effective August 2, 2016, but had served on the board of our Ireland insurance company for the entire year. The amount indicated in the “Fees Earned or Paid in Cash” column for Mr. Rivera consists of his pro-rated Board retainer and full subsidiary board retainer for service in 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by each person or group known by us to own more than 5% of our common stock. Ownership percentages in this table and the following table are based on 171,077,584 shares of common stock outstanding as of March 24, 2017. All of the greater than 5% owners or members of the group owning greater than 5% of our common stock have sole voting and investment power over the shares of common stock listed, except as otherwise provided below.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Barry D. Zyskind(1) 59 Maiden Lane, 43rd Floor New York, New York 10038	44,876,575(2)	26.2%
George Karfunkel(1) 59 Maiden Lane, 43rd Floor New York, New York 10038	32,438,408(3)	19.0%
Leah Karfunkel(1) 59 Maiden Lane, 43rd Floor New York, New York 10038	22,252,098(4)	13.0%

(1)	The stockholders listed in the table above filed a Schedule 13D/A on November 3, 2016 indicating they are each a member of a “group” for purposes of beneficial ownership filings under Section 13 of the Exchange Act.
(2)	Mr. Zyskind holds 259,276 of these shares of common stock as a custodian for his children under the Uniform Transfers to Minors Act and 783,234 of these shares of common stock in a family trust for which he has sole investment control. The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 2,413,546 of these shares of common stock. Gevurah, a religious organization for which Mr. Zyskind is a trustee and officer and over which he shares voting power and control with two other trustees, holds 12,020,000 of these shares. Mr. Zyskind is a co-trustee with shared voting and dispositive power of 15,504,562 shares of common stock held by the Michael Karfunkel Family 2005 Trust (the “MK Family Trust”).
(3)	George Karfunkel holds 880,000 of these shares of common stock in a family trust for which he has sole voting and investment control. The Chesed Foundation of America, a charitable foundation controlled by Mr. Karfunkel, owns 12,215,836 of these shares of common stock.
(4)	Leah Karfunkel holds 19,729,562 of these shares of common stock in the MK Family Trust. She is the co-Trustee of the MK Family Trust and holds shared voting and dispositive power with Mr. Zyskind over 15,504,562 of the shares of common stock in the MK Family Trust. ACP Re Holdings, LLC, a Delaware LLC owned 99.9% by the MK Family Trust, holds the remaining 4,225,000 shares of common stock, and Mrs. Karfunkel has sole voting and investment power over the shares held by ACP Re Holdings, LLC. Mrs. Karfunkel holds 2,522,536 shares of common stock in the Leah Karfunkel 2016 – AMT GRAT.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock by each director, each person named in the Summary Compensation Table under “Executive Compensation,” and of all our directors and executive officers as a group as of March 24, 2017. For purposes of the table below, derivative securities that are currently exercisable or exercisable within 60 days of March 24, 2017 into common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. All of the directors and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class
Donald T. DeCarlo	111,838	(1)	*
Susan C. Fisch	74,344	(1)	*
Abraham Gulkowitz	99,422	(1)	*
George Karfunkel	32,438,408	(2)	19.0%
Leah Karfunkel	22,252,098	(3)	13.0%
Raul Rivera	—		—
Barry D. Zyskind	44,876,575	(4)	26.2%
Ronald E. Pipoly, Jr.	593,358	(5)	*
Max G. Caviet	403,865		*
Adam Karkowsky	177,074	(1)	*
David H. Saks	138,749	(1)	*
All executive officers and directors as a group (14 persons)	87,044,785	(1)	50.8%

*	Less than one percent.
(1)	Includes shares the individuals have the right to acquire upon the exercise of options or the vesting of restricted stock units within 60 days of March 24, 2017: Ms. Fisch – 45,376 shares; Mr. Gulkowitz – 60,504 shares; Mr. Karkowsky – 144,757 shares; Mr. Saks – 30,267 shares; all executive officers and directors as a group – 307,392 shares.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. Karfunkel, owns 12,215,836 of these shares of common stock.
(3)	Mrs. Karfunkel holds shared voting and dispositive power with Mr. Zyskind over 15,504,562 of these shares as co-trustee of the MK Family Trust. ACP Re Holdings, LLC, a Delaware LLC owned 99.9% by the MK Family Trust, holds 4,225,000 of these shares, over which Mrs. Karfunkel has sole voting and investment power. Mrs. Karfunkel also holds 2,522,536 of these shares in the Leah Karfunkel 2016 – AMT GRAT.
(4)	Mr. Zyskind holds 259,276 of these shares of common stock as a custodian for his children under the Uniform Transfers to Minors Act and 783,234 of these shares of common stock in a family trust for which he has sole investment control. The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 2,413,546 of these shares of common stock. Gevurah, a religious organization for which Mr. Zyskind is a trustee and officer and over which he shares voting power and control with two other trustees, holds 12,020,000 of these shares. Mr. Zyskind is a co-trustee with shared voting and dispositive power of 15,504,562 shares of Common Stock held by the MK Family Trust. 1,400,000 and 1,000,000 of the shares of common stock owned by Mr. Zyskind directly are pledged as collateral for a line of credit, and pledged as collateral for a margin account, respectively.
(5)	578,313 of the shares of common stock owned by Mr. Pipoly are pledged as collateral for a line of credit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than 10% stockholders to file reports of ownership and changes of ownership of our common stock and derivative securities with the SEC. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required, during fiscal year 2016, three Section 16(a) filings were not made timely. Leah Karfunkel filed a late Form 5 on June 20, 2016, reporting a March 2015 transfer and disposition of shares from the Michael Karfunkel 2005 Grantor Retained Annuity Trust to the MK Family Trust. On November 30, 2016, George Karfunkel filed a late Form 4 reporting certain purchases by Chesed Foundation of America of various series of our preferred stock on two separate dates, which would have required two separate Form 4 filings. To our knowledge, all other Section 16(a) filing requirements applicable to our directors and executive officers and greater than 10% stockholders were timely met.

INFORMATION REGARDING INDEPENDENT PUBLIC ACCOUNTANTS

Change in Independent Auditors

On April 1, 2016, the Audit Committee dismissed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm, effective as of May 10, 2016, the date of BDO’s completion of audit services for the quarter ended March 31, 2016 and the Company’s filing of the related Form 10-Q with the SEC, and appointed KPMG LLP as the Company’s new independent registered public accounting firm effective upon the date of BDO’s dismissal. The decision to change our independent registered public accounting firm to KPMG LLP was approved by the Audit Committee.

At the time of dismissal, BDO’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2015 and 2014 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period preceding BDO’s dismissal, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in its reports on the financial statements for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

We provided BDO with a copy of the foregoing disclosures and requested BDO furnish to us a letter addressed to the SEC stating whether or not it agrees with the statements above. A copy of this letter, dated April 4, 2016, was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on April 4, 2016. A copy of an updated letter from BDO dated as of May 10, 2016, the effective date of their dismissal, was filed as an exhibit to our Current Report on Form 8-K/A filed with the SEC on May 10, 2016.

During the Company’s fiscal years ended December 31, 2015 and 2014 and through March 31, 2016, neither the Company, nor anyone on its behalf, consulted KPMG regarding either (i) the application of accounting principles to a specific transaction, either proposed or completed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). In approving the selection of KPMG as the Company’s independent registered public accounting firm, the Committee considered all relevant factors, including any non-audit services previously provided by KPMG to the Company.

Audit and Non-Audit Fees

Our Audit Committee approves the fees and other significant compensation to be paid to our independent auditors for the purpose of preparing or issuing an audit report or related work. Our Audit Committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in the Exchange Act.

Our Audit Committee reviewed and discussed with KPMG LLP, our independent public accounting firm for the fiscal year ended December 31, 2016, the following fees for services rendered for the 2016 fiscal year and considered the compatibility of non-audit services with KPMG LLP’s independence.

The following table presents the aggregate fees billed or expected to be billed for professional services rendered to us by KPMG LLP for 2016. Other than as set forth or described below, no professional services were rendered or fees billed by KPMG LLP or its international affiliates during 2016.

KPMG LLP	2016
Audit Fees (1)	$14,729,303
Audit-Related Fees (2)	458,989
Tax Fees (3)	106,410
All Other Fees(4)	11,961

Total	$15,306,663

(1)	Audit fees relate to professional services rendered for: (i) the integrated audit of our annual financial statements and internal control over financial reporting, (ii) comfort letters, (iii) acquisition work related to the audit, (iv) audit of domestic and international statutory reports, and (v) expenses incurred related to services performed. Further fees rendered for the integrated audit of our 2016 annual financial statements and internal control over financial reporting were incurred in 2017 that have not yet been billed due to the timing of the filing of our Form 10-K.
(2)	Audit-related fees relate to professional services rendered for: (i) benefit plan audits, (ii) the audits of service organization internal controls, and (iii) regulatory compliance services.
(3)	Tax fees relate to professional services rendered for: tax compliance and consultation services.
(4	All other fees relate to professional services rendered for: actuarial services.

As stated above, prior to May 10, 2016, our independent registered public accounting firm was BDO. Our Audit Committee reviewed and discussed with BDO the following fees for services rendered for the 2016 and 2015 fiscal years and considered the compatibility of non-audit services with BDO’s independence. The following table presents the aggregate fees billed for professional services rendered to us by BDO and its international affiliates for 2016 and 2015. Other than as set forth below, no professional services were rendered or fees billed by BDO or its international affiliates during 2016 or 2015.

BDO USA, LLP	2016	2015
Audit Fees (1)	$158,360	$6,297,235
Audit-Related Fees (2)	—	358,698
Tax Fees (3)	—	77,655
All Other Fees	—	—

Total	$158,360	$6,733,588

(1)	Audit fees relate to professional services rendered for: (i) the integrated audit of our annual financial statements and internal control over financial reporting, (ii) the reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q, (iii) services performed in connection with filings of registration statements and comfort letters, (iv) SEC related correspondence and (v) communications with successor auditors.
(2)	Audit-related fees relate to: (i) the audits of service organization internal controls and (ii) agreed-upon-procedures reports.
(3)	Tax fees relate to professional services rendered for: (i) tax compliance services, (ii) corporate due diligence and (iii) tax advice.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Exchange Act. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. In addition, from time to time, we may want the independent auditors to perform additional permitted services that the Audit Committee must pre-approve before the independent auditors can proceed with providing such services. In doing this, prior to November 2016, the Audit Committee had established a procedure whereby a partner from the independent auditor, in collaboration with our Chief Financial Officer, would contact the Audit Committee Chairperson and obtain written pre-approval for such services, to be followed (where appropriate) by a written engagement letter confirming such arrangements.

In November 2016, the Audit Committee adopted an Audit and Permitted Non-Audit Services Pre-Approval Policy, which sets forth the current procedures and the conditions pursuant to which services proposed by our independent auditor must be pre-approved. The proposed services either may (i) be pre-approved pursuant to pre-approval policies and procedures established by the Audit Committee that are detailed as to the particular service and do not delegate Audit Committee responsibilities to management (such as this Policy), without consideration of specific case-by-case services by the Audit Committee (“class pre-approval”), or (ii) require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by our independent auditor. Unless a class of service has received class pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by our independent auditor. Any proposed services exceeding pre-approved cost levels will also require specific pre-approval by the Audit Committee. All requests for services to be provided by our independent auditor are submitted to our Chief Financial Officer, who determines whether or not such service is included among the services that have received class pre-approval or require specific pre-approval by the Audit Committee. If such services are included in the class pre-approvals, the Chief Financial Officer has the authority to approve the service. Requests or applications to provide services that require specific pre-approval of the Audit Committee are submitted to the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal and regulatory requirements. The Audit Committee oversees the appointment, engagement, compensation, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing our independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services (including the fees and terms thereof) that may be performed by our independent auditors, reviewing with management and our independent auditors the adequacy of our internal financial and disclosure controls, reviewing our critical accounting policies and the application of accounting principles, and ensuring the rotation of partners of our independent auditors on our audit engagement team as required by law. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC and NASDAQ for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Gulkowitz is an “Audit Committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and also meets NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, which can be found on the Investor Relations section of our website (http://ir.amtrustgroup.com).

We have reviewed and discussed the audited financial statements with management and with our independent auditors. We met with our independent auditors to discuss results of their examinations, their evaluation of our internal controls, and the overall quality of our financial reporting.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Accounting Oversight Board (the “PCAOB”). In addition, we received the written disclosures and the letter from the independent auditors pursuant to applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and have discussed with the independent auditors their independence, including a review of both audit and non-audit fees.

Based upon the review and discussions described in the preceding paragraph, we recommended to our Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

March 28, 2017	Abraham Gulkowitz (Chairman) Donald T. DeCarlo Susan C. Fisch

EXECUTIVE OFFICERS

The table below sets forth the names, ages (as of the date of this proxy statement) and positions of our executive officers:

Name	Age	Position(s)
Barry D. Zyskind	45	Chairman of the Board, Chief Executive Officer and President
Ronald E. Pipoly, Jr.	50	Executive Vice President and Chief Financial Officer
Max G. Caviet	64	Chief Executive Officer of AmTrust International Limited (AIL)
Adam Karkowsky	42	Executive Vice President — Strategic Development and Mergers & Acquisitions
Christopher M. Longo	43	Executive Vice President, Chief Operating Officer and Chief Information Officer
David H. Saks	50	Executive Vice President and Chief Legal Officer
Michael J. Saxon	58	Executive Vice President — U.S. Commercial Lines
Stephen B. Ungar	54	Senior Vice President, General Counsel and Secretary

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Barry D. Zyskind, whose background is described above under “Proposal 1: Election of Directors.”

Ronald E. Pipoly, Jr. joined the Company in 2001 and has been Chief Financial Officer since 2005. From 1993 to 2001, Mr. Pipoly served as Financial Analyst, Assistant Controller, and ultimately Controller at PRS Group, Inc., a property and casualty insurance holding company in Beachwood, Ohio. Mr. Pipoly began his career at Coopers and Lybrand, an accounting firm, where he worked from 1988 through 1993.

Max G. Caviet joined the Company in January 2003, currently serves as Chief Executive Officer of AIL, and served as President of AmTrust International Insurance Limited from 2003-2015, and Chief Executive Officer of AmTrust Europe, Ltd. from 2010-2015. Mr. Caviet also serves as an officer and director of several of our subsidiaries. From 1994 to 2003, Mr. Caviet was Engineering and Underwriting Manager with Trenwick International Limited. From 1990 to 1994, Mr. Caviet was with Crowe Underwriting Agency Ltd. as its Engineering and Extended Warranty Underwriter. In 1982, Mr. Caviet joined CIGNA Insurance Company of North America (UK) Ltd. as a Senior Underwriter for Special Risks and was promoted to Engineering and Underwriting Manager. Between 1972 and 1982, Mr. Caviet was an underwriter and team leader, specializing in engineering risks, at British Engine Insurance Company.

Adam Karkowsky, Executive Vice President—Strategic Development and Mergers & Acquisitions, joined the Company in March 2011. Mr. Karkowsky also serves as an officer and director of several of our subsidiaries. From June 2009 to March 2011, Mr. Karkowsky was a mergers and acquisitions, insurance and business development consultant. From October 2005 to June 2009, Mr. Karkowsky served as President and Portfolio Manager for Hudson Equity Partners, a venture capital firm, and Chief Executive Officer of UPRS Group, LLC, an asset recovery company.

Christopher M. Longo joined the Company in 2001, has been Chief Information Officer since 2006, and became Chief Operating Officer in 2016. Previous to his employment with the Company, Mr. Longo performed a number of functions with Credit General Insurance Company including as a commercial lines underwriter, actuarial analyst and regulatory compliance officer.

David H. Saks, Chief Legal Officer, joined the Company in May 2009. From April 1999 to May 2009, Mr. Saks held a number of positions at American International Group, Inc., an insurance company. His responsibilities included overseeing the legal aspects of all of AIG’s domestic and international mergers and acquisitions, joint ventures and strategic investments. In addition, Mr. Saks was responsible for overseeing the legal aspects of AIG’s operations and systems, e-commerce, sourcing and real estate leasing. Mr. Saks began his career at Simpson Thacher & Bartlett, where he worked from December 1994 through March 1999.

Michael J. Saxon joined the Company in 2001, served as Chief Operating Officer from 2005-2016, and currently serves as Executive Vice President – U.S. Commercial Lines. Prior to joining the Company, he was Chief Claims Officer for Credit General Insurance Company, a property and casualty insurer. In 1984, Mr. Saxon began his career at Liberty Mutual, an insurance company. Thereafter, Mr. Saxon joined Progressive Insurance Company, where he held successively more responsible management positions in the Claims Department over an eight-year period.

Stephen B. Ungar joined the Company in 2001 and has been Secretary since 2005 and General Counsel since 2001. Mr. Ungar also serves as an officer and director of many of our subsidiaries. From 1990 to 2001, Mr. Ungar served as Special Counsel and Managing Attorney with the State of New York Insurance Department Liquidation Bureau. Between 1987 to 1990, Mr. Ungar was an associate at Hendler and Murray and Kroll and Tract in New York.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

April 9, 2017	Donald T. DeCarlo (Chairman) Susan C. Fisch

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our named executive officers during the last completed fiscal year. In 2016, our named executive officers were Barry D. Zyskind (Chairman, Chief Executive Officer and President), Ronald E. Pipoly, Jr. (Executive Vice President, Chief Financial Officer), Max G. Caviet (Chief Executive Officer of AIL), Adam Karkowsky (Executive Vice President – Strategic Development and Mergers & Acquisitions) and David H. Saks (Executive Vice President and Chief Legal Officer).

Overview

The objectives of our executive compensation program are to retain the executives who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our executives to increase our overall profitability and stockholder value. To achieve these goals, we offer each executive an overall compensation package, which is competitive and retentive and ties a meaningful portion of total compensation to the achievement of specific performance objectives and stock price appreciation.

Our overall strategy is to compensate our named executive officers with a mix of cash compensation, in the form of base salary and annual incentives, and equity compensation, in the form of performance shares, restricted stock or restricted stock units.

Our policy for setting compensation for our named executive officers has focused on levels we believe are, based on our independent market research, competitive for executives at companies of similar size, performance and growth, operating primarily in the insurance industry. Compensation decisions have been made by the Compensation Committee and the Board of Directors in consultation with our Chief Executive Officer, other than with respect to the Chief Executive Officer’s compensation, which is determined solely by the Compensation Committee. In 2016, the Compensation Committee hired Meridian Compensation Partners, LLC as its independent compensation consultant to assist with the formulation of the annual incentive compensation award program for our named executive officers and to consult on award architecture, structuring alternatives, performance criteria, tax consequences and other disclosure items contained in this proxy statement.

We believe that the compensation levels for our named executive officers are competitive and do not encourage them to take unnecessary or excessive risks. We expect that as we continue to progress, our compensation policies will evolve to reflect our achievements while remaining competitive and will take into account governance best practices.

Executive Compensation

Our executive compensation program includes the following pay elements:

Base Salary

We aim to provide each of our named executive officers with an annual salary at a level consistent with individual experience, skill and contribution to our business. When setting base salary, we consider the totality of the circumstances with respect to each individual as well as market data; however, we do not set base salaries to arrive at a targeted percentile based on peer group pay data. We believe our financial performance reflects the loyalty and commitment of our named executive officers, who all have been with us for at least six years and who joined us at lower compensation levels that reflected our smaller size at that time. These key members of our management team are essential to our organization and their salary levels reflect our determination of the appropriate compensation necessary to retain each of them.

The salaries of our named executive officers are reviewed on an annual basis. The Compensation Committee sets our Chief Executive Officer’s base salary, which reflects his primary role in the growth of the

Company. The Compensation Committee also sets base salaries of each of the other named executive officers primarily based on our Chief Executive Officer’s recommendations and his assessment of individual performance. The assessment includes a consideration of the degree to which each named executive officer contributed to our overall profitability, and the operational performance of the segments or aspects of the business for which the named executive officer has primary responsibility. In addition, our Chief Executive Officer’s recommendation on each named executive officer’s base salary includes consideration of compensation data gathered from his discussions with newly hired senior managers and his knowledge of our industry.

The Compensation Committee did not adjust the salary levels of our named executive officers in 2016. Mr. Zyskind’s salary has not changed since 2010, Mr. Caviet’s salary last increased in 2013, and Messrs. Pipoly’s, Karkowsky’s and Saks’s salaries were last increased in 2015.

Annual Profit and Discretionary Bonuses

We believe that bonuses should be dependent on and tied to our financial performance, and should be paid only when we have met pre-determined performance criteria. Our annual profit bonus program is designed to reward each named executive officer for his contributions to our profitability for the fiscal year. The employment agreements for Mr. Zyskind and Mr. Caviet specify the annual bonus targets for each executive. For a further discussion of the annual bonus targets contained in Mr. Zyskind’s and Mr. Caviet’s employment agreements, see “Executive Compensation – Employment Agreements” later in this proxy statement.

Annual profit bonuses paid to Mr. Zyskind and Mr. Caviet are equal to a pre-determined percentage of profits and subject to an annual cap that is based on a multiple of the officer’s base salary, as set forth in their respective employment agreements. The Compensation Committee selected the performance metrics in Mr. Zyskind’s and Mr. Caviet’s employment agreements that they believed were most closely aligned to stockholder value creation. The annual profit bonuses for Messrs. Zyskind and Caviet are subject to the Company meeting certain percentage increases over profit thresholds. Mr. Pipoly’s bonus is determined in a different manner (as described below) because we do not believe it would be appropriate for the Chief Financial Officer’s bonus to be directly based on our financial results. Mr. Karkowsky and Mr. Saks have historically received discretionary bonuses determined by our Chief Executive Officer, however in 2016, Mr. Karkowsky was designated as a grantee of our annual incentive pool described below under “2016 Annual Incentive Awards.” Each named executive officer is also eligible to receive a discretionary bonus, as determined by our Compensation Committee. The annual profit bonus, annual incentive bonus or discretionary bonus payable to our named executive officers, other than Mr. Zyskind, can be paid in cash or stock options, restricted stock, restricted stock units or other form of equity, as determined by our Compensation Committee in its sole discretion, provided that, for Mr. Caviet and Mr. Pipoly, no less than one-third of the bonus will be payable in equity. Mr. Karkowsky and Mr. Saks typically receive one-half of their respective bonuses payable in equity. Given Mr. Zyskind’s current equity ownership of approximately 26% of the Company, his annual profit bonus pursuant to his employment agreement is payable only in cash. However, he is eligible to receive special bonuses at the discretion of the Compensation Committee that could be payable in cash or equity.

Mr. Zyskind’s 2016 Annual Profit Bonus.     Mr. Zyskind’s employment agreement provides an annual profit bonus equal to two percent of our pre-tax profits for the fiscal year, provided that our pre-tax profit equals or exceeds $75 million, subject to an annual cap of four times his base salary. Profit is defined in Mr. Zyskind’s employment agreement as our revenues less expenses, determined in accordance with generally accepted accounting principles on a consistent basis. Our pre-tax profits (“Net income attributable to AmTrust Financial Services, Inc.” before “provision for income taxes” in our financial statements) for fiscal year 2016 were $496.3 million, which would have yielded an annual profit bonus to Mr. Zyskind of approximately $9.9 million (the product of 2% and pre-tax profits for fiscal year 2016). For fiscal year 2016, Mr. Zyskind’s annual base salary was $975,000, therefore, his 2016 annual profit bonus was capped at $3.9 million.

In September 2016, based upon performance through that time, the Compensation Committee determined to award Mr. Zyskind $2.0 million of his annual profit bonus. Following the delay in our Form 10-K filing for the year ended December 31, 2016 and restatement of our financial results for 2014 and 2015, Mr. Zyskind requested that he forgo any additional bonus for 2016. The Compensation Committee evaluated Mr. Zyskind’s request and determined, solely as a matter of good corporate governance and not on account of any finding or determination of misconduct, not to award any additional annual profit bonus to Mr. Zyskind for 2016, other than the $2.0 million that it previously awarded.

Mr. Caviet’s 2016 Annual Profit Bonus.     Mr. Caviet’s annual profit bonus is equal to ten percent of our pre-tax net operating income arising from specialty risk and extended warranty business written by us and our affiliates under the direct or indirect supervision of Mr. Caviet, exclusive of extraordinary items and investment income or loss (referred to as “subject profits”). Mr. Caviet will receive an annual profit bonus as long as the subject profits are no less than 75% of the greater of the subject profits in the preceding calendar year or the base line subject profit from calendar year 2008. Mr. Caviet’s annual profit bonus may not exceed the profit bonus cap, which is an amount equal to (x) three times Mr. Caviet’s then current base salary if the subject profits are more than 110% of the profit target; (y) two times Mr. Caviet’s then current base salary if the subject profits are 110% or less, but greater than 100% of the profit target; and (z) Mr. Caviet’s then current base salary if the subject profits are 100% or less, but equal to or greater than 75% of the profit target.

For fiscal year 2016, the Compensation Committee set Mr. Caviet’s subject profit target at $35.5 million (actual subject profits in fiscal year 2015). Our subject profits for fiscal year 2016 were $19.0 million, which was less than 75% of the subject profits. Therefore, Mr. Caviet did not receive an annual profit bonus for 2016. However, as permitted by his employment contract, the Compensation Committee awarded an annual incentive bonus to Mr. Caviet, as described under “2016 Annual Incentive Awards.”

Mr. Pipoly’s Bonus.     Mr. Pipoly’s employment agreement provides that his annual bonus will be equal to an amount comparable to our other senior executives, subject to a cap of three times his annual salary. In addition to the annual incentive bonus, under the terms of his employment agreement, Mr. Pipoly is also eligible for a discretionary bonus, as determined each fiscal year by the Compensation Committee. For fiscal year 2016, Mr. Pipoly requested that he forgo any bonus for 2016. The Compensation Committee evaluated Mr. Pipoly’s request and determined, solely as a matter of good corporate governance and not on account of any finding or determination of misconduct, not to award any bonus to Mr. Pipoly for 2016.

Mr. Saks’s Bonus.     Mr. Saks does not have an employment agreement, nor was he a potential grantee under our annual incentive plan described below under “2016 Annual Incentive Awards.” As mentioned above, Mr. Saks’s annual bonuses have historically been discretionary. For 2016, the Compensation Committee awarded Mr. Saks a bonus of $2,353,917, which was payable one-half in cash and one-half in restricted stock units with a four-year vesting schedule. When establishing the amount of Mr. Saks’s discretionary bonus, the Compensation Committee considered the Chief Executive Officer’s recommendation, the level of annual incentive bonuses paid to similarly situated executive officers, Mr. Saks’s increased role at the Company overseeing Legal, Compliance and Human Resources functions, and his leadership and contribution to a number of significant projects throughout the year.

2016 Annual Incentive Awards

As a complement to the annual profit bonuses Mr. Zyskind and Mr. Caviet are eligible to receive under their respective employment agreements, the Compensation Committee has also established an annual incentive plan covering our top level executives that is payable in cash and equity. The Compensation Committee uses operating earnings (30% weighting), combined ratio (30% weighting) and return on equity (40% weighting) as the performance metrics to determine payouts under this annual incentive program. These are common metrics used to measure performance in the insurance industry and are indicative of an insurance company’s financial health.

Operating Earnings	A non-GAAP financial measure that we believe is a useful indicator of trends in our underlying operations because it provides a more meaningful representation of our earnings power than net income, the comparable GAAP financial measure. For purposes of this annual incentive program, the Compensation Committee calculates operating income as net income attributable to AmTrust common stockholders less (a) after-tax realized investment gain (loss), (b) non-cash amortization of intangible assets, (c) non-cash impairment of goodwill, (d) non-cash interest on convertible senior notes (e) loss on extinguishment of debt, (f) foreign currency transaction gain (loss), (g) gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, and (h) acquisition gain, net of tax.

Combined Ratio	A standard insurance industry financial metric that represents a measure of our underwriting profitability where a value of less than 100% generally indicates an underwriting profit. The sum of the net loss ratio (the ratio of net losses and loss adjustment expenses incurred to net premiums earned) and the net expense ratio (the ratio of the sum of acquisition costs and other underwriting expenses to net premiums earned) based on our GAAP income statement.

Return on Equity	A commonly used annual metric that measures our profitability by reflecting, as a ratio, the amount of GAAP earnings generated within stockholders’ equity. Calculated by dividing annual net income by the average of beginning and ending stockholders’ equity.

The Compensation Committee established the following threshold, target and maximum performance measures:

	Performance Measures
	Operating Earnings	Combined Ratio	ROE
Maximum (200% payout)	110% growth	93%	18%
Target (100% payout)	101% growth	95%	15%
Threshold (50% payout)	95% growth	97%	12%
Actual Performance	(22)% growth	93.7%	15.8%

In setting these objectives and opportunities, the Compensation Committee considers, among other things, our strategic goals, corporate financial projections and the degree of difficulty in achieving the targets. It is the goal of the Compensation Committee to establish measurements and targets that are reasonable, but not easily achieved. The Compensation Committee considers reaching the maximum performance for each measure to be far less probable than reaching target performance levels. Target performance is aligned with our budget for the year. For operating earnings, the threshold, target and maximum amounts were 95%, 101% and 110% of prior year’s operating earnings ($526.7 million, unadjusted for the 2015 restatement), respectively. We have consistently expressed our overall financial objective of producing a return on equity of 15.0% or more over the long term. In addition, we target a net combined ratio of 95.0% or lower over the long term, while seeking to maintain optimal operating leverage in our insurance subsidiaries commensurate with our A.M. Best rating objectives. Although we did not meet our operating earnings target, our combined ratio of 93.7% was lower than our target combined ratio of 95%, and return on equity in fiscal year 2016 of 15.8% was above the target return on equity of 15%, resulting in a performance score of slightly above 100% of target.

In 2016, the Compensation Committee evaluated whether to award annual incentives to our named executive officers eligible to receive awards under this incentive compensation award pool, taking into account the Company’s and each officer’s performance during the year. The Compensation Committee did not structure the incentive awards to correspond to any specific percentile based on any peer group data.

Mr. Zyskind’s 2016 Annual Incentive Award.     At the beginning of 2016, the Compensation Committee established a target incentive award opportunity of $6.0 million for Mr. Zyskind, the same level established for each of the prior two fiscal years. The Compensation Committee established this target award taking into account Mr. Zyskind’s bonus payable under his employment agreement, his bonus level relative to the other named executive officers, his level of responsibility as compared to the other named executive officers and his pivotal role in our success.

Based on our actual performance and the weighting of the three performance metrics detailed in the table above, Mr. Zyskind was eligible for an annual incentive payout of $6,010,000, or slightly above 100% of his target opportunity. Although Mr. Zyskind was eligible for this $6,010,000 annual incentive award, as noted above, Mr. Zyskind requested that he forgo any additional bonus for 2016. In evaluating the annual incentive payout for Mr. Zyskind, the Compensation Committee noted that the Company had not identified any fraud or misconduct on the part of any of our executive officers that resulted in the Company being required to restate our 2014 and 2015 financial statements, but that, based on the restated financial statements and related disclosures for 2014 and 2015 reported in our Form 10-K for the year ended December 31, 2016, up to $3,120,000 in annual incentives previously paid to Mr. Zyskind for our fiscal years ended December 31, 2014 and December 31, 2015, could potentially be subject to repayment under the no-fault recapture provisions of the 2010 Omnibus Incentive Plan, as amended and restated. Taking this into account, and intending to satisfy in full any amounts subject to recoupment, the Compensation Committee used its discretion, solely as a matter of good corporate governance and not on account of any finding or determination of misconduct, not to pay any annual incentive bonus to Mr. Zyskind from the $6,010,000 otherwise earned under this annual incentive program.

Mr. Caviet’s 2016 Annual Incentive Award.     The Compensation Committee established a target incentive award opportunity of $2.5 million for Mr. Caviet, in recognition of Mr. Caviet’s indispensable leadership of our European operations and his role in our expansion into the Asian markets and development of extended warranty business opportunities in that region. Also, the Compensation Committee considered that Mr. Caviet was not eligible for his annual profit bonus under his employment contract. Based on our actual performance and the weighting of the three performance metrics detailed in the table above, Mr. Caviet was eligible for an annual incentive payout of $2,504,167, or slightly above 100% of his target opportunity. The Compensation Committee used its discretion to reduce Mr. Caviet’s payout under the annual incentive compensation plan to $745,642 (which is one times his base salary at the 2016 average exchange rate), payable $497,095 in cash and 12,317 restricted stock units that vest over a four-year period.

Mr. Karkowsky’s 2016 Annual Incentive Award.     The Compensation Committee established a target incentive award opportunity of $2.35 million for Mr. Karkowsky, in recognition of Mr. Karkowsky’s leadership of our M&A team, which successfully completed over ten acquisitions in 2016, his involvement in the settlement of litigation related to our Italian medical liability business, and his participation in and oversight of various special projects during the year. Based on our actual performance and the weighting of the three performance metrics detailed in the table above, Mr. Karkowsky was eligible for an annual incentive payout of $2,353,917, or slightly above 100% of his target opportunity. The Compensation Committee awarded Mr. Karkowsky the full payout under the annual incentive compensation plan of $2,353,917, payable $1,176,959 in cash and 58,323 restricted stock units that vest over a four-year period.

The bonuses awarded to each named executive officer for 2016 are shown in the “Summary Compensation Table for Fiscal Year 2016” in the “Bonus,” “Non-Equity Incentive Plan Compensation” and “Stock Awards” columns and in the “Grants of Plan-Based Awards for Fiscal Year 2016” table.

Stock and Stock-Based Grants

Stock-based awards are a critical component of our executive compensation policy as equity ownership helps closely align our named executive officers’ interests to those of our stockholders. We grant stock-based awards to our employees and named executive officers to provide an incentive to promote our success, to enhance stock price and to remain in our service. All of our full-time employees, including our named executive officers, are eligible to receive grants of stock-based awards at the discretion of our Compensation Committee, which oversees the administration of the 2010 Omnibus Incentive Plan.

The Compensation Committee has made, and may in the future elect to make, grants of restricted stock units to our named executive officers. Generally, 25% of the restricted stock units vest on each of the first four anniversaries of the grant date, based upon continued employment. This year, given the atypical timing of the Compensation Committee’s determination of awards due to our late Form 10-K filing, the restricted stock units granted to certain named executive officers on April 5, 2017 will vest on each of March 5, 2018, 2019, 2020 and 2021, which has been the historical grant date for named executive officer awards in recent years. As discussed above under “Executive Compensation — Annual Profit and Discretionary Bonuses” and “2016 Annual Incentive Awards” on April 5, 2017, the Compensation Committee granted 12,317 restricted stock units to Mr. Caviet, 58,323 restricted stock units to Mr. Karkowsky, and 58,323 restricted stock units to Mr. Saks. In Mr. Caviet’s case, this represents one-third of his annual incentive bonus for 2016. Mr. Karkowsky received one-half of his annual incentive bonus in restricted stock units, and Mr. Saks received one-half of his discretionary bonus in restricted stock units. Restricted stock units convey no dividend, dividend equivalent or voting rights.

Although we do not have formal stock ownership guidelines, we expect our named executive officers to hold meaningful amounts of our equity, and our compensation practices support this goal by weighting significant amounts of compensation toward equity. Given the shorter tenure at the Company for Mr. Karkowsky and Mr. Saks as compared to our other named executive officers, their stock ownership levels are understandably lower than our other named executive officers. The Compensation Committee considered this as it allocated their bonus opportunities between cash and equity. The table set forth below indicates each named executive officer’s ownership as a multiple of his current annualized salary, assuming a market value of $18.33, the closing price of our Common Stock on March 24, 2017.

Name	Number of Shares Owned Directly	Ownership Level as a Multiple of Base Salary
Barry Zyskind	13,895,957	261.2
Ronald E. Pipoly, Jr.	332,358	8.7
Max G. Caviet	403,865	10.9
Adam Karkowsky	32,317	1.1
David H. Saks	104,482	3.5

Retirement Plan

We do not provide a qualified or non-qualified pension plan for our named executive officers. All of our U.S.-based employees who have been employed for at least three months, however, are eligible to participate in a defined contribution plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer up to 75% of their compensation to the plan on a pre-tax basis, subject to the applicable dollar limit set by the Internal Revenue Service. We make a Company contribution of up to 50% of an employee’s contribution to the plan, up to 6% of eligible compensation. We may also make discretionary profit sharing contributions to all participants in the plan. No discretionary profit sharing contributions were made in 2016.

Change of Control and Severance Arrangements

The employment agreements in effect for Messrs. Zyskind, Caviet and Pipoly do not contain change of control provisions, nor do we maintain change of control agreements with any of our named executive officers.

However, our form of award agreements under the 2010 Omnibus Incentive Plan for stock options, restricted stock, restricted stock units and performance shares allow the Compensation Committee, in its discretion, to accelerate the vesting of unvested awards upon a change of control. Mr. Zyskind’s and Mr. Caviet’s employment agreements, which are discussed in more detail below, provide certain severance benefits should they be terminated without cause and, with respect to Mr. Zyskind, should he terminate his employment agreement for good reason. Mr. Caviet’s severance benefits are tied to non-solicitation provisions. We do not provide any other severance benefits.

Perquisites and Other Benefits

We provided limited perquisites to our senior management. We do, however, cover the full cost of health insurance premiums for Mr. Zyskind and his family and Mr. Caviet, and provide Mr. Caviet with individual life insurance and permanent health insurance coverage should he become disabled. We also reimburse Mr. Zyskind, Mr. Caviet and Mr. Karkowsky for use of an automobile and related expenses. These amounts are shown as “All Other Compensation” in the “Summary Compensation Table for Fiscal Year 2016.”

We also maintain a number of health and welfare programs to provide life, health and disability benefits to our employees. Other than with respect to the benefits we provide to Mr. Zyskind discussed above, our named executive officers in the U.S. participate in these plans on the same terms as other U.S. employees. In addition to the benefits discussed above, Mr. Caviet participates in the employee benefits offered for employees of our U.K. affiliates.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and to any of the other three most highly compensated executive officers (other than the Chief Financial Officer). Section 162(m) provides an exception to this deduction limit for performance-based compensation that meets certain requirements. To the extent our compensation program can be implemented in a manner that maximizes the deductibility of compensation we pay, the Compensation Committee generally seeks to do so, subject to the contractual obligations to executives in particular cases. However, the Compensation Committee reserves the right to provide compensation that would not qualify as performance-based, and therefore may not be fully deductible, if, in its sole discretion, doing so advances our business objectives.

“Say-on-Pay” Vote

At our 2014 Annual Meeting of Stockholders, we held our second triennial stockholder advisory vote on the compensation of our named executive officers, referred to as “say-on-pay.” In that vote, stockholders approved the compensation of our named executive officers, with over 95% of the shares voted on this matter casting votes in favor of our program. The Compensation Committee reviewed these results with management and with the full Board of Directors. Due to the strong level of stockholder support, the Compensation Committee determined that no specific actions were warranted as a result of the 2014 say-on-pay vote.

At this year’s Annual Meeting, our stockholders have the opportunity to cast a say-on-pay vote to approve the compensation of our named executive officers, as disclosed in this proxy statement, and to also cast an advisory vote in favor of an annual, biennial, or triennial frequency for future say-on-pay votes.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2016

The following table sets forth information with respect to the annual and long-term compensation earned in fiscal years 2016, 2015 and 2014 by our named executive officers. Messrs. Karkowsky and Saks initially became named executive officers in fiscal year 2016. Historical stock awards and closing prices of our common stock on the date of grant are adjusted to reflect our 2012 and 2013 stock dividends and our February 2, 2016 stock split.

Name and Principal Position	Year	Salary ($) (1)		Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (6)		Total ($)
Barry D. Zyskind	2016	$975,000		$—	$—	$3,900,000	(7)	$27,193		$4,902,193	(7)
Chairman, President and	2015	1,012,500		—	3,000,015	9,900,000	(5)	29,690		13,942,205
Chief Executive Officer	2014	975,000		—	9,540,000	11,580,000		35,044		22,130,044

Ronald E. Pipoly, Jr.	2016	700,000		—	—	—	(5)	9,390		709,390
Executive Vice President,	2015	705,769		100,000	1,000,022	1,400,000	(5)	9,390		3,215,181
Chief Financial Officer	2014	600,000		200,000	700,041	1,200,000	(5)	9,240		2,709,281

Max G. Caviet	2016	677,875	(4)	—	248,557	497,095	(5)	20,545	(4)	1,444,072
Chief Executive Officer of	2015	810,480	(4)	—	833,343	1,666,667	(5)	29,616	(4)	3,340,106
AIL	2014	856,735	(4)	—	856,748	1,713,470	(5)	32,192	(4)	3,459,145

Adam Karkowsky	2016	550,000		—	1,176,958	1,176,959	(5)	16,950		2,920,867
Executive Vice President –
Strategic Development and
Mergers & Acquisitions

David H. Saks	2016	550,000		1,176,959	1,176,958	—		7,950		2,911,867
Executive Vice President –
Chief Legal Officer

(1)	For 2015, the information in this column reflects the occurrence of 27 pay periods instead of the standard 26 bi-weekly pay periods.
(2)	This column includes discretionary cash bonuses paid to Mr. Pipoly in 2015 and 2014 and to Mr. Saks in 2016. The amount presented in this column for Mr. Pipoly in 2014 represents the two-thirds cash portion of his discretionary bonus. The remaining one-third of the discretionary bonus was paid in restricted stock units and is presented in the “Stock Awards” column (see footnote 3). In 2015, the amount presented in this column for Mr. Pipoly represents the one-fourth cash portion of his discretionary bonus, while the remaining three-fourths of his 2015 discretionary bonus was paid in restricted stock units and is presented in the “Stock Awards” column (see footnote 3). The amount presented in this column for Mr. Saks in 2016 represents the one-half cash portion of his discretionary bonus. The remaining one-half of his discretionary bonus was paid in restricted stock units and is presented in the “Stock Awards” column (see footnote 3).
(3)	Represents the aggregate grant date fair value of awards of restricted stock units computed in accordance with FASB ASC Topic 718 as discussed in Note 19 to our financial statements for the fiscal year ended December 31, 2016. The grant date fair value of these awards is equal to the closing price of our common stock on the date of grant (April 5, 2017—$20.18; March 5, 2016—$25.73; March 5, 2015—$26.935) multiplied by the number of restricted stock units awarded to each named executive officer.
(4)	Salary and all other compensation were paid in British pounds, but converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2016, 2015, and 2014, which was $1.2325, $1.4736 and $1.5577 to £1.00, respectively. All other amounts are paid in U.S. dollars.
(5)	The amounts presented in this column for Messrs. Pipoly and Caviet for all years presented and for Mr. Zyskind in 2015 represent the two-thirds cash portion of such named executive officer’s annual profit (other than Mr. Zyskind) or incentive bonus. The remaining one-third of the annual profit or incentive bonus (if applicable) was paid to Messrs. Zyskind, Caviet and Pipoly in restricted stock units and is presented in the “Stock Awards” column (see footnote 3). For Mr. Karkowsky, the amount presented in this column represents the one-half cash portion of his annual incentive bonus. The remaining one-half of Mr. Karkowsky’s annual incentive bonus was paid in restricted stock units and is presented in the “Stock Awards” column (see footnote 3).
(6)	The amounts in this column for Messrs. Pipoly, Karkowsky and Saks reflect matching contributions made by us under our 401(k) plan ($7,950), employer-paid parking privileges for Mr. Pipoly, and a car allowance ($9,000) for Mr. Karkowsky. The amount shown in this column for Mr. Zyskind includes matching contributions made by us under our 401(k) plan ($7,950), payments made by us for Mr. Zyskind’s use of an automobile ($12,000), the cost of health and dental coverage paid by us for Mr. Zyskind and his covered dependents ($6,901), and the annual premium paid by us for group life insurance coverage for the benefit of Mr. Zyskind’s beneficiaries ($342). The amount shown in this column for Mr. Caviet includes reimbursement of payments on an automobile leased by Mr. Caviet ($2,370), the cost of health and dental coverage paid by us for Mr. Caviet ($1,500), the annual premium paid by us for individual life insurance, permanent health insurance and travel insurance coverage for Mr. Caviet ($9,660), and $7,015 for serving as a director of our subsidiary, AmTrust Insurance Underwriters DAC.
(7)	As described in “Compensation Discussion and Analysis – Executive Compensation – Annual Profit and Discretionary Bonuses,” and presented in the “Grants of Plan-Based Awards for Fiscal Year 2016” table, although Mr. Zyskind could receive an annual profit bonus of $3.9 million under the terms of his employment agreement, he elected to forgo any bonus above $2.0 million. The amount presented in the “Non-Equity Incentive Plan Compensation” column and, therefore, included in the “Total” column includes the full $3.9 million amount he could have received under the terms of his employment agreement.

Grants of Plan-Based Awards for Fiscal Year 2016

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($) (8)
			Threshold	Target	Maximum
Barry D. Zyskind
Annual Bonus(2)				$1,500,000	$3,900,000
Annual Incentive(3)	4/5/17	4/4/17	3,000,000	6,000,000	8,500,000	—	$—
Ronald E. Pipoly, Jr.
Annual Bonus			—	—	—	—	—
Max G. Caviet
Annual Bonus(4)	4/5/17	4/4/17	—	745,642	2,236,927
Annual Incentive(5)	4/5/17	4/4/17	1,250,000	2,500,000	5,000,000	12,317	248,557
Adam Karkowsky
Annual Incentive(6)	4/5/17	4/4/17	1,175,000	2,350,000	4,700,000	58,323	1,176,958
David H. Saks
Discretionary Bonus(7)	4/5/17	4/4/17	—	—	—	58,323	1,176,958

(1)	Messrs. Zyskind’s and Caviet’s employment agreements provide for an annual bonus equal to a pre-determined percentage of the company’s profits. See “Compensation Discussion and Analysis — Executive Compensation — Annual Profit and Discretionary Bonuses” and “Compensation Discussion and Analysis — 2016 Annual Incentive Awards” for further explanation of the calculation of these bonuses for 2016. Mr. Caviet received one-third of the annual incentive bonus listed in this column in restricted stock units as shown in the “All Other Stock Awards” column. Mr. Karkowsky received one-half of the annual incentive bonus listed in this column in restricted stock units as shown in the “All Other Stock Awards” column. For the portion of the annual incentive bonus paid to Messrs. Caviet and Karkowsky in cash, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2016.
(2)	Mr. Zyskind is entitled to an annual bonus of 2% of our pre-tax profits for the fiscal year, provided that our pre-tax profits equals or exceeds $75 million, which would give him a bonus in the amount of $1,500,000, and subject to a cap of four times his annual base salary, which would give him a bonus in the maximum amount of $3,900,000. For fiscal year 2016, our pre-tax profits were $496.3 million, so the maximum bonus Mr. Zyskind could receive was four times his annual base salary. As described in “Compensation Discussion and Analysis — Executive Compensation — Annual Profit and Discretionary Bonuses,” Mr. Zyskind elected to forgo a portion of his 2016 annual bonus.
(3)	The maximum payable to Mr. Zyskind under our annual incentive plan for 2016 was $12,000,000, but no one individual can be paid more than $8,500,000 in cash under the terms of the plan. Although Mr. Zyskind was eligible for a payout of $6,010,000 based on our actual performance and the weighting of the three performance metrics, which resulted in a performance score of slightly about 100% of target, he elected to forgo any additional bonus for 2016. See “Compensation Discussion and Analysis — 2016 Annual Incentive Awards.”
(4)	Mr. Caviet is entitled to an annual bonus of 10% of the pre-tax net operating income arising from the specialty risk and extended warranty business under his direct or indirect supervision, provided that the pre-tax net operating income equals or exceeds 75% of the greater of the profit for the preceding calendar year or the base line profit in 2008, subject to a cap of a multiple of Mr. Caviet’s annual base salary (presented in this table using the 2016 average exchange rate). Since the pre-tax net operating income arising from the specialty risk and extended warranty business under Mr. Caviet’s direct or indirect supervision for fiscal year 2016 was less than 75% of the profit target, Mr. Caviet did not receive an annual profit bonus for 2016.
(5)	The maximum payable to Mr. Caviet under our annual incentive plan for 2016 was $5,000,000, so Mr. Caviet was eligible for a payout of $2,504,167 based on our actual performance and the weighting of the three performance metrics, which resulted in a performance score of slightly about 100% of target. On April 5, 2017, Mr. Caviet received a 2016 annual incentive award of $745,642, payable in $497,095 of cash and 12,317 restricted stock units. For additional information, see “Compensation Discussion and Analysis — 2016 Annual Incentive Awards.”
(6)	The maximum payable to Mr. Karkowsky under our annual incentive plan for 2016 was $4,700,000, so Mr. Karkowsky was eligible for a payout of $2,353,917 based on our actual performance and the weighting of the three performance metrics, which resulted in a performance score of slightly about 100% of target. On April 5, 2017, Mr. Karkowsky received a 2016 annual incentive award of $2,353,917, payable in $1,176,959 of cash and 58,323 restricted stock units. For additional information, see “Compensation Discussion and Analysis — 2016 Annual Incentive Awards.”
(7)	On April 5, 2017, Mr. Saks received a 2016 discretionary bonus of $2,353,917 payable in $1,176,959 of cash (see the “Bonus” column of the Summary Compensation Table for Fiscal Year 2016) and 58,323 restricted stock units.
(8)	The grant date fair value of the restricted stock unit awards is equal to the closing price of our common stock on the date of grant ($20.18), multiplied by the number of restricted stock units granted to the named executive officer.

Employment Agreements

Barry D. Zyskind

Under Mr. Zyskind’s employment agreement, dated as of January 1, 2005 and amended as of October 6, 2010, March 22, 2013 and April 5, 2017, Mr. Zyskind serves as our President and Chief Executive Officer. On December 31, 2015, Mr. Zyskind’s employment agreement renewed for a three-year term until December 31, 2018, at which time the employment agreement will continue to renew for successive three-year terms, unless we or Mr. Zyskind provide 180 days’ written notice of an intention not to renew. His salary is subject to review by the Board of Directors or the Compensation Committee annually. For calendar year 2016, Mr. Zyskind received an annual base salary in the amount of $975,000. Mr. Zyskind is also entitled to an annual profit bonus equal to two percent (2%) of our pre-tax profit if certain financial goals are met, subject to a cap equal to four times his salary. Mr. Zyskind is also eligible to receive special bonuses at the discretion of the Board of Directors or the Compensation Committee and to participate in any long-term incentive compensation plan established for his benefit or in any such plan established for the benefit of our senior management. See “Compensation Discussion and Analysis — Executive Compensation — Annual Profit and Discretionary Bonuses” for further details regarding the calculation of Mr. Zyskind’s bonus.

If Mr. Zyskind’s employment terminates due to death or disability, his heirs are entitled to his salary payable for the remainder of his term of employment or one year, whichever is greater, at the rate in effect immediately before such termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits that have vested through the date of termination or to which he may then be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination.

We may terminate Mr. Zyskind’s employment for cause upon written notice to Mr. Zyskind at least 30 days prior to the intended termination. If Mr. Zyskind’s employment were terminated for cause, he would be entitled to his salary through the date of termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits which may have vested through the date of termination or to which he then may be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. “Cause” is defined in Mr. Zyskind’s employment agreement as (i) the conviction of a felony involving an act or acts of dishonesty on his part and resulting in gain or personal enrichment at our expense; (ii) willful and continued failure of Mr. Zyskind to perform his obligations under the employment agreement, resulting in demonstrable material economic harm to us; or (iii) Mr. Zyskind’s willful and material breach of the noncompetition and nonsolicitation provisions of the employment agreement to our demonstrable and material detriment.

If we terminate Mr. Zyskind’s employment without cause or if Mr. Zyskind terminates his employment with good reason, then Mr. Zyskind is entitled, in addition to the compensation and benefits specified in the paragraph above, to (i) a lump-sum payment equal to the salary payable to him for the remainder of his employment term at the rate in effect immediately before the termination; (ii) a lump-sum payment equal to the annual profit bonuses for the remainder of his term of employment (to be prorated for any partial fiscal year) equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination; (iii) continued participation, for the remainder of his term of employment, in all employee benefit plans or programs in which he was participating on the date of his termination; or, if such participation is prohibited, he shall be entitled to the after-tax economic equivalent of any such benefit which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually; (iv) continued payment of 100% of the cost of health insurance through our group health plan for himself, his spouse and dependent children; and (v) other benefits in accordance with our applicable plans and programs. “Good reason” is defined in Mr. Zyskind’s employment agreement as one of the following actions taken without Mr. Zyskind’s prior written consent or his acquiescence: (i) a reduction in his then current salary; (ii) a diminution, reduction or other adverse change in the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which the bonuses and incentive compensation are determined for Mr. Zyskind; (iii) our failure to pay Mr. Zyskind any amounts otherwise vested and due him hereunder or under any of our plans or policies; (iv) a diminution of Mr. Zyskind’s titles, position, authorities or responsibilities, including not serving on the Board of Directors; (v) the assignment of duties incompatible with Mr. Zyskind’s position of President; (vi) imposition of a requirement that Mr. Zyskind report other than to the full Board of Directors; or (vii) a material breach of the employment agreement by us that is not cured within 30 business days after written notification by Mr. Zyskind of such breach.

Mr. Zyskind has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. He also agreed that, upon termination of employment, other than a termination without cause or due to good reason, he will not solicit any of our customers or employees for one year after termination.

Ronald E. Pipoly, Jr.

Pursuant to Mr. Pipoly’s employment agreement, dated as of March 1, 2010 and amended as of March 1, 2012, he has agreed to serve as our Chief Financial Officer. Mr. Pipoly’s term of employment under his agreement continues until February 28, 2018, at which time the employment agreement will continue to automatically renew for successive three-year terms, unless we or Mr. Pipoly provide 90 days’ written notice of an intention not to renew. For calendar year 2016, Mr. Pipoly received an annual base salary in the amount of $700,000. Mr. Pipoly is entitled to a salary review each March during the term of his employment agreement. Mr. Pipoly is entitled to an annual bonus comparable to our other senior executives, subject to a cap equal to three time his then current salary. Mr. Pipoly is also entitled to other bonus payments in the discretion of the Board of Directors.

In the event of disability, we may terminate Mr. Pipoly’s employment upon five days’ written notice; however, Mr. Pipoly will be entitled to receive his salary and any unreimbursed expenses following the disability termination date for a period that is the greater of one year or the remainder of the term of his employment agreement, except that his salary shall be offset by the amount of any long term disability insurance benefit we may have elected to provide for him. In the event Mr. Pipoly dies during his term of employment, his heirs will be entitled to receive his salary following the date of death for a period that is the greater of one year or the remainder of the term of his employment agreement.

We may terminate Mr. Pipoly’s employment at any time for cause and, upon such an event, we will have no further compensation or benefit obligation to Mr. Pipoly after the date of termination. “Cause” is defined in Mr. Pipoly’s employment agreement as (i) habitual or gross negligence in the performance of his duties and responsibilities for us, including a failure to perform such duties and responsibilities, provided such performance or neglect is not corrected (assuming it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us; (ii) any material breach by Mr. Pipoly of the employment agreement or any other agreement with us or any of our affiliates to which Mr. Pipoly is a party, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us; (iii) breach of a fiduciary duty to us or failure to act in our best interests; (iv) the arrest (following an investigation of the facts that results in a determination by us of Mr. Pipoly’s culpability) of, conviction of, or admission by, Mr. Pipoly of a felony or crime involving moral turpitude, whether or not committed in the course of performing services for us; (v) the commission by Mr. Pipoly of any acts of moral turpitude, including the commission by Mr. Pipoly of embezzlement, theft or any other fraudulent act; or (vi) violation of our policies, provided such violation is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us.

Mr. Pipoly has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Pipoly has also agreed that upon termination of employment he will not compete with us for a period of one year following the date of termination and will not solicit any of our customers or employees or solicit any entity that has been contacted by us regarding a possible acquisition of that entity, for three years after termination.

Max G. Caviet

Under Mr. Caviet’s employment agreement, dated as of November 22, 2010, Mr. Caviet serves as one of our senior executives, as Chief Executive Officer of our wholly-owned subsidiary, AIL, and as an officer and director of other of our subsidiaries. Mr. Caviet’s employment agreement automatically renewed on December 31, 2016 and will continue to automatically renew for successive three-year terms, unless we or Mr. Caviet provide 180 days’ written notice of an intention not to renew.

Mr. Caviet is entitled to an annual salary review each January during the term of his employment agreement. For calendar year 2016, Mr. Caviet received an annual base salary in the amount of £550,000. Mr. Caviet is entitled to an annual profit bonus equal to ten percent (10%) of the “subject profits” of the specialty risk and extended warranty business written by us and our affiliates under Mr. Caviet’s direct or indirect supervision, provided that the net pre-tax profit is no less than 75% of the profit target for that year. See “Compensation Discussion and Analysis – Executive Compensation – Annual Profit and Discretionary Bonuses” for further details regarding the calculation of Mr. Caviet’s bonus. Mr. Caviet may also receive other bonus payments determined at the sole discretion of the Board of Directors.

In the event of disability, we may terminate Mr. Caviet’s employment upon five days’ written notice; however, he will be entitled to receive his salary for a period that is the greater of one year or the remainder of the term of his employment agreement, his profit bonus earned through the disability termination date but not yet paid, and any unreimbursed expenses due him through the disability termination date. In addition, we must provide Mr. Caviet permanent health insurance, which is intended to provide benefits to him in the event of termination for disability, except that the amount of any salary we owe to Mr. Caviet will be offset by the amount of any insurance provided. In the event Mr. Caviet dies during his term of employment, his heirs will be entitled to receive his salary for the remainder of the term of his employment agreement or one year, whichever is greater, his profit bonus earned through his date of death but not yet paid to him, as well as any unreimbursed expenses due him through the date of termination.

If we terminate or do not renew Mr. Caviet’s employment for gross misconduct, we will not be obligated to pay any other compensation or benefits to Mr. Caviet after the date of termination. “Gross misconduct” is defined as (i) a material or serious breach of the agreement by Mr. Caviet, but only if such breach is not cured within 30 days following our written notice to Mr. Caviet of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly adversely affects our business or reputation or that of Mr. Caviet.

If we terminate or non-renew Mr. Caviet’s employment for any reason other than gross misconduct, he will be entitled to receive (i) his salary for a period of one year from the original expiration date of the term of employment, or one year from the effective date of termination or non-renewal, whichever is greater and (ii) his profit bonus on all specialty risk and extended warranty business written by us and our affiliates under his direct or indirect supervision through the date of termination, through the expiration of such business, for a maximum period of five years from the date of termination.

If Mr. Caviet does not renew his employment agreement for the purpose of retirement (as defined under U.K. law), he will be entitled to his profit bonus on all specialty risk and extended warranty business written by us and our affiliates under his direct or indirect supervision through the end of the term of his employment agreement, through the expiration of such business, for a maximum period of five years from the end of the term of his employment agreement.

Mr. Caviet has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Caviet has also agreed that, upon termination of employment, he will not solicit any of our customers or employees or solicit any entity that has been contacted by or for us regarding a possible acquisition of that entity, for two years after termination.

Risk Assessment of Compensation Policies and Procedures

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Included in its review was a discussion of the four-year vesting schedules applicable to time-vested restricted stock units awarded to senior management, incentive-based vesting and clawbacks of restricted stock units awarded to certain managers whose annual bonuses are tied to underwriting performance, recapture provisions in our 2010 Omnibus Incentive Plan for performance-based compensation, caps on annual profit bonuses payable to our named executive officers and requirements for increased performance, year over year, to be eligible for year-end bonuses.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each of our named executive officers as of December 31, 2016:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(1)(2)	Market Value of Shares or Units or Stock that have not Vested ($)(3)
Barry D. Zyskind	—	—	$—	—	366,596	$10,037,398
Ronald E. Pipoly, Jr.	—	—	—	—	85,674	2,345,754
Max G. Caviet	—	—	—	—	100,482	2,751,197
Adam Karkowsky	13,746	96,256	14.6547	5/23/23	89,105	2,439,695
David H. Saks	—	—	—	—	84,775	2,321,140

(1)	On February 2, 2016, our stock split on a 2:1 basis. As a result, we retrospectively adjusted all share and per share amounts and stock prices to reflect the stock split.

(2)	Grantee Name	Grant Date	Number of Unvested Shares/Units	Vesting Schedule

	R. Pipoly	March 5, 2013	8,972	25% per year until fully vested on 3/5/17
	M. Caviet	March 5, 2013	11,292	25% per year until fully vested on 3/5/17
	A. Karkowsky	May 23, 2013	13,746	6.25% per quarter until fully vested on 5/23/17
	A. Karkowsky	May 23, 2013	6,824	25% per year until fully vested on 5/23/17
	D. Saks	May 23, 2013	6,824	25% per year until fully vested on 5/23/17
	M. Caviet	September 9, 2013	14,402	25% per year until fully vested on 9/9/17
	D. Saks	September 9, 2013	3,602	25% per year until fully vested on 9/9/17
	B. Zyskind	March 5, 2014	250,000	25% per year until fully vested on 3/5/18
	R. Pipoly	March 5, 2014	18,344	25% per year until fully vested on 3/5/18
	M. Caviet	March 5, 2014	18,544	25% per year until fully vested on 3/5/18
	A. Karkowsky	May 23, 2014	22,128	25% per year until fully vested on 5/23/18
	D. Saks	May 23, 2014	11,064	25% per year until fully vested on 5/23/18
	R. Pipoly	March 5, 2015	19,492	25% per year until fully vested on 3/5/19
	M. Caviet	March 5, 2015	23,856	25% per year until fully vested on 3/5/19
	A. Karkowsky	May 23, 2015	21,926	25% per year until fully vested on 5/23/19
	D. Saks	May 23, 2015	25,058	25% per year until fully vested on 5/23/19
	B. Zyskind	March 5, 2016	116,596	25% per year until fully vested on 3/5/20
	R. Pipoly	March 5, 2016	38,866	25% per year until fully vested on 3/5/20
	M. Caviet	March 5, 2016	32,388	25% per year until fully vested on 3/5/20
	A. Karkowsky	May 23, 2016	38,227	25% per year until fully vested on 5/23/20
	D. Saks	May 23, 2016	38,227	25% per year until fully vested on 5/23/20

(3)	The value of restricted stock units that have not vested is calculated by multiplying the number of the non-vested shares and units by $27.38, the closing market price of our common stock at December 30, 2016.

Option Exercises and Stock Vested

The following table summarizes the vesting of restricted stock unit awards during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Barry D. Zyskind	276,250	$7,005,063

Ronald E. Pipoly, Jr.	35,746	912,194

Max G. Caviet	55,800	1,436,049

Adam Karkowsky	27,282	713,697

David H. Saks	28,480	745,757

(1)	The value realized on vesting of restricted stock units is the number of units that vested multiplied by the fair value of our common stock on the date of vesting.

Potential Payments upon Termination or Change-In-Control

The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination for good reason, termination as a result of death or disability and termination as a result of retirement, as per their respective employment agreements for Messrs. Zyskind, Pipoly and Caviet and as per the 2010 Omnibus Incentive Plan for all of our named executive officers. See “Executive Compensation — Employment Agreements” for a further discussion of the termination events for Messrs. Zyskind, Pipoly and Caviet. The potential payments to our named executive officers assume that the termination event occurs as of the last day of our fiscal year (December 31, 2016). All amounts provided for Mr. Caviet would be paid in British pounds, but for purposes of this table have been converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2016, which was $1.2325 to £1.00. Since the Board of Directors has discretion as to whether or not to accelerate the vesting of unvested stock options and restricted stock awards granted under the 2010 Omnibus Incentive Plan upon a change in control of the Company or upon retirement before a named executive officer’s sixty-fifth birthday, the financial effect of such events has not been included in this table. We do not include the financial effect of a termination for cause or gross misconduct (as defined in the named executive officer’s employment agreement) because the named executive officers are not entitled to any further compensation or benefits following such a termination.

Name and Principal Position	Without Cause		For Good Reason		Death		Disability		Retirement
Barry D. Zyskind
Salary Continuation/Bonus	$9,750,000	(1)	$9,750,000	(1)	$1,950,000	(3)	$1,950,000	(4)	$—
Benefits	276,047	(2)	276,047	(2)	—		—		—
Vesting of Stock Awards (6)	4,220,600		4,220,600		4,220,600		4,220,600		—

Total	$14,246,647		$14,246,647		$6,170,600		$6,170,600		$—

Ronald E. Pipoly, Jr.
Salary Continuation (5)	$816,667		$—		$700,000		$700,000		$—
Vesting of Stock Awards (6)	—		—		940,749		940,749		—

Total	$816,667		$—		$1,640,749		$1,640,749		$—

Max G. Caviet
Salary Continuation/Bonus	$2,711,500	(7)	—		$677,875	(8)	$677,875	(8)	$—	(9)
Benefits	—		—		—		132,104	(10)	—
Vesting of Stock Awards (6)	—		—		1,396,791		1,396,791		—

Total	$2,711,500		$—		$2,074,666		$2,206,770		$—

Adam Karkowsky
Vesting of Option and Stock Awards (6)	—		—		$1,126,514		$1,126,514		—

Total	$—		$—		$1,126,514		$1,126,514		—

David H. Saks
Vesting of Stock Awards (6)	—		—		$927,333		$927,333		—

Total	$—		$—		$927,333		$927,333		$—

(1)	This lump-sum benefit includes (i) Mr. Zyskind’s 2016 annual base salary provided through December 31, 2018 ($975,000 per year), and (ii) the annual profit bonuses through December 31, 2018, equal to the greater of the average of the bonuses earned by him during the three fiscal years preceding the fiscal year of termination or the bonus earned by him for the fiscal year immediately preceding termination (reflecting amounts earned of $3.9 million per year).

(2)	This includes the costs for providing Mr. Zyskind with (i) continued participation through December 31, 2018 in all employee benefit plans or programs in which he was participating on December 31, 2016 or, if such participation is prohibited, the after-tax economic equivalent of any such benefit, which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually, (ii) continued payment of 100% of the cost of health insurance through our group health plan for Mr. Zyskind, his spouse and dependent children (assuming average life expectancy), and (iii) other benefits in accordance with our applicable plans and programs.
(3)	This amount reflects Mr. Zyskind’s 2016 annual base salary provided through December 31, 2018.
(4)	This amount reflects Mr. Zyskind’s 2016 annual base salary provided through December 31, 2018 (which will be reduced by any long-term disability insurance benefit provided by us).
(5)	This amount reflects Mr. Pipoly’s annual base salary as of December 31, 2016 provided through February 28, 2018 if terminated “without cause,” and for one year in the case of death or disability. In the case of disability, the amount will be reduced by any long-term disability insurance benefit provided by us.
(6)	This amount includes the full vesting of unvested stock options, and the vesting of restricted stock units that would have vested in the twelve months following the termination event in accordance with the named executive officers’ award agreements under the 2010 Omnibus Incentive Plan. The value of unvested restricted stock units reported in this table is calculated by multiplying the number of the unvested restricted stock units by $27.38, the closing market price of our common stock at December 30, 2016. The value of stock options reported in this table (applicable to Mr. Karkowsky only) represents the difference between the exercise price of Mr. Karkowsky’s unvested stock options and the closing price of our common stock at December 30, 2016 ($27.38), multiplied by the number of unvested stock options held by Mr. Karkowsky on December 31, 2016.
(7)	This amount includes (i) Mr. Caviet’s 2016 annual base salary through December 31, 2019, and would have included (ii) Mr. Caviet’s profit bonus, for a period of five years, on all specialty risk and extended warranty business written by the Company and its affiliates through December 31, 2016 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier, except that Mr. Caviet was not eligible for a profit bonus in 2016 based on performance of this business. Mr. Caviet is entitled to this amount if we elect to non-renew or terminate Mr. Caviet’s employment for any reason other than gross misconduct. For the definition of gross misconduct, see the summary of Mr. Caviet’s employment agreement in “Executive Compensation – Employment Agreements.”
(8)	This amount reflects Mr. Caviet’s 2016 annual base salary provided through December 31, 2017 (which, in the case of disability, will be reduced by any long-term disability insurance benefit provided by us).
(9)	If Mr. Caviet had received a profit bonus in 2016, this amount would include that profit bonus, for a period of five years, on all specialty risk and extended warranty business written by us and our affiliates through December 31, 2016 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier. However, since Mr. Caviet was not eligible for a 2016 profit bonus based on performance of this business, if he had retired on December 31, 2016, he would not have been eligible for this payment.
(10)	If Mr. Caviet becomes disabled, we are required to provide permanent health insurance in accordance with his employment agreement. This dollar amount assumes average life expectancy.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders with an advisory vote to approve named executive officer compensation as required by Section 14A(a)(1) of the Exchange Act. Section 14A(a)(1) was added to the Exchange Act in 2011 by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

The advisory approval of named executive officer compensation is a non-binding vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory approval of named executive officer compensation is not a vote on our general compensation policies or compensation of our Board of Directors. The Dodd-Frank Act requires us to hold the advisory vote on named executive officer compensation at least once every three years. In 2011, our stockholders expressed a preference for triennial advisory votes on named executive officer compensation through an advisory vote on the frequency of stockholder advisory votes on named executive officer compensation. Upon consideration of the results of the advisory vote on the frequency of stockholder votes on named executive officer compensation, our Board of Directors determined that we would hold this vote every three years. Our stockholders are being asked to vote on the frequency of stockholder votes on executive compensation at the Annual Meeting. Therefore, unless our stockholders approve a different frequency, we expect to hold the next advisory vote on the compensation of our named executive officers at the 2020 annual meeting of stockholders.

As described in greater detail in our “Compensation Discussion and Analysis,” the objectives of our executive compensation programs are to retain the named executive officers who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our named executive officers to increase our overall profitability. We believe our overall compensation package, which is largely tied to our overall performance, is successful in achieving those objectives. We believe that the total amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, and aligns with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and longer-term equity-based incentives. We encourage all stockholders to carefully review the information provided in our “Compensation Discussion and Analysis,” compensation tables and related narrative disclosure.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of AmTrust Financial Services, Inc. approve, on an advisory, non-binding basis, the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s 2017 annual meeting proxy statement.

This advisory vote on named executive officer compensation is not binding on us, our Board of Directors or our Compensation Committee. However, the Board of Directors values the views of the stockholders on these important matters and will consider the result of the vote when determining future named executive officer compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock cast in person or by proxy at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE ACCOMPANYING NARRATIVE DISCLOSURE, SET FORTH IN THE COMPANY’S 2017 ANNUAL MEETING PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are also providing stockholders with an advisory vote on the frequency with which our stockholders will hold the advisory vote on executive compensation provided for in Proposal 3 above. For convenience, in this Proposal 4, the stockholders’ advisory vote on executive compensation provided for in Proposal 3 above is referred to as the “say-on-pay vote.” The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every three years, every two years, or every year. In addition, stockholders may abstain from voting. The Dodd-Frank Act requires us to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years. The next frequency vote is expected to be held at our 2023 Annual Meeting.

The Board of Directors believes a triennial frequency (i.e., every three years) is the optimal frequency for the say-on-pay vote for the following reasons:

•

Provides our Board of Directors and the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures;

•	In line with long-term stockholder value creation and our focus on long-term results;

•

Our compensation programs do not change significantly from year to year because the majority of the components of the total compensation of our named executive officers are not determined on an annual basis (e.g., employment agreements are for three-year terms; vesting of restricted stock and restricted stock unit grants over four years);

•	Does not allow for short-term issues in the marketplace to undermine our long-term objectives; and

•

A triennial “say-on-pay” vote would not foreclose stockholder engagement on executive compensation during interim periods. Stockholders can currently provide input to the Board by communicating directly with the Board, its committees or individual directors. Therefore, the advisory vote on executive compensation is an additional, but not exclusive, opportunity for our stockholders to communicate their views on our executive compensation programs.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of AmTrust Financial Services, Inc. recommend, on an advisory basis, that the frequency with which the stockholders of the company shall have an advisory vote on the compensation of the company’s Named Executive Officers set forth in the Company’s proxy statement is:

Choice 1 — every three years;

Choice 2 — every two years;

Choice 3 — every year; or

Choice 4 — abstain from voting.

This advisory vote on the frequency of the say-on-pay vote is not binding on our Board of Directors. However, the Board of Directors values the views of the stockholders on these important matters and will consider the result of the vote when determining the frequency of future say-on-pay votes. The choice among the four choices included in the resolution that receives the greatest number of votes cast on this proposal will be deemed the choice of the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A TRIENNIAL FREQUENCY (I.E., CHOICE 1 — EVERY THREE YEARS) FOR WHICH STOCKHOLDERS SHALL HAVE AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN OUR PROXY STATEMENT. STOCKHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE THE BOARD OF DIRECTORS’ RECOMMENDATION. STOCKHOLDERS MAY CHOOSE AMONG THE FOUR CHOICES INCLUDED IN THE RESOLUTION SET FORTH ABOVE.

PROPOSAL 4: STOCKHOLDER PROPOSAL ON MAJORITY VOTING STANDARD IN UNCONTESTED ELECTION OF DIRECTORS

We received notice that the California State Teacher’s Retirement System (“CalSTRS”) intends to introduce the following proposal at the 2017 Annual Meeting. CalSTRS represents that it holds more than $2,000 in market value of our common stock. CalSTRS’ address is 100 Waterfront Place, MS-04, West Sacramento, California 95605. The text of the stockholder proposal and supporting statement below appear exactly as received by us. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of CalSTRS. We accept no responsibility for the content of the proposal or supporting statement, which are included here in accordance with applicable proxy rules and regulations.

“BE IT RESOLVED:

That the shareholders of AmTrust Financial Services, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 94% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.”

Board’s Statement in Support of Stockholder Proposal

Our Board carefully considered the stockholder proposal upon receipt, and undertook a review of the prevalence of majority voting standards in the election of directors, and the practices and corporate governance policies of other publicly-traded companies who have adopted majority voting standards. In the course of the review, our Board found that many companies in our industry have adopted majority voting standards in uncontested elections of directors. Our Board also noted that stockholders of publicly-traded companies have generally supported proposals to require majority voting in uncontested elections of directors. The proposal, which is advisory in nature and not binding on the Company, would constitute a recommendation to our board of directors if approved by stockholders. In order to implement a majority voting standard, the Company would need to amend its by-laws.

Based on the information gathered in the Board’s review and our Board’s desire to observe good corporate governance practices, the Board makes the following recommendation:

THE BOARD OF DIRECTORS UNANYMOUSLY RECOMMENDS OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as stated below, since the beginning of fiscal year 2016, no director, executive officer or security holder who is known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, executive officer or security holder, had or will have a direct or indirect material interest in a transaction or series of transactions in which we are, or one of our subsidiaries is, a party and the amount involved exceeds the minimum threshold for disclosure in the proxy statement under the relevant SEC rules.

We have adopted a policy that requires that all related party transactions be reported to our Chief Legal Officer and referred for approval or ratification by our Audit Committee. In response to an annual questionnaire, we require directors, director nominees and executive officers to submit a description of any current or proposed related party transaction and provide updates during the year. In addition, we will provide the Audit Committee any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. If management becomes aware of any transactions during the year, management presents such transactions for approval by the Audit Committee. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Audit Committee for its action as soon as reasonably practicable, which may include discontinuation, rescission, amendment or ratification of the transaction. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of AmTrust and our stockholders, as is determined in good faith in accordance with its business judgment. Unless otherwise indicated below, each of these related party transactions was approved by our Audit Committee. Any member of the Audit Committee who has a potential interest in any related party transaction will recuse him or herself from the Audit Committee’s deliberations and abstain from voting on any proposal related to the related party transaction.

Maiden Agreements

We have various reinsurance and service agreements with Maiden Holdings, Ltd. (“Maiden”). Maiden is a publicly-held Bermuda insurance holding company (Nasdaq: MHLD) formed by Michael Karfunkel, George Karfunkel and Barry Zyskind. As of December 31, 2016, two of our principal stockholders, Leah Karfunkel and Barry Zyskind, owned or controlled approximately 7.9% and 7.5%, respectively, of the issued and outstanding capital stock of Maiden. Mr. Zyskind serves as the non-executive chairman of Maiden’s board of directors. Maiden Reinsurance Ltd. (“Maiden Reinsurance”), a wholly-owned subsidiary of Maiden, is a Bermuda reinsurer. The following section describes the agreements in place between us and our subsidiaries and Maiden and its subsidiaries.

Reinsurance Agreements with Maiden Holdings, Ltd.

In 2007, we and Maiden entered into a master agreement, as amended, by which the parties caused our Bermuda subsidiary, AmTrust International Insurance, Ltd. (“AII”), and Maiden Reinsurance to enter into a quota share reinsurance agreement (the “Maiden Quota Share”), as amended, by which AII retrocedes to Maiden Reinsurance an amount equal to 40% of the premium written for certain lines of business by our U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated inuring reinsurance (and in the case of our U.K. insurance subsidiary, AmTrust Europe Ltd. (“AEL”), net of commissions). AII also retrocedes 40% of losses. Certain business that we commenced writing after the effective date of the Maiden Quota Share, including, among other lines, our European medical liability business discussed below, business assumed from Tower pursuant to the cut-through quota share reinsurance agreement discussed below, and risks, other than workers’ compensation risks and certain business written by our Irish subsidiary, AmTrust International Underwriters Limited (“AIU”), for which the AmTrust Ceding Insurers’ net retention exceeds $5.0 million, is not ceded to Maiden Reinsurance under the Maiden Quota Share (ceded business defined as “Covered Business”).

AII receives a ceding commission of 31% of ceded written premiums with respect to all Covered Business other than retail commercial package business, for which the ceding commission remains 34.375%. With regards to the Specialty Program portion of Covered Business only, we will be responsible for ultimate net loss otherwise recoverable from Maiden Reinsurance to the extent that the loss ratio to Maiden Reinsurance, which shall be determined on an inception to date basis from July 1, 2007 through the date of calculation, is between 81.5% and 95% (the “Specialty Program Loss Corridor”). For the purpose of determining whether the loss ratio falls within the Specialty Program Loss Corridor, workers’ compensation business written in our Specialty Program segment from July 1, 2007 through December 31, 2012 is excluded from the loss ratio calculation.

The Maiden Quota Share was renewed through June 30, 2019 and will automatically renew for successive three-year terms unless either AII or Maiden Reinsurance notifies the other of its election not to renew no less than nine months prior to the end of any such three-year term. In addition, either party is entitled to terminate on thirty days’ notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AII or Maiden Reinsurance, run-off, or a reduction of 50% or more of the shareholders’ equity of Maiden Reinsurance or the combined shareholders’ equity of AII and the AmTrust Ceding Insurers. During the year ended December 31, 2016, we recorded approximately $595.7 million of ceding commission under the Maiden Quota Share.

European Quota Share

We, through our subsidiaries AEL and AIU, have a reinsurance agreement with Maiden Reinsurance by which we cede to Maiden Reinsurance 40% of our European medical liability business, including business in force at April 1, 2011. From April 1, 2011 through June 30, 2016, the percentage ceded by both AEL and AIU was 40%. Effective July 1, 2016, the percentage ceded by AEL decreased to 32.5%, and effective July 1, 2017, will decrease to 20%. The quota share has a one year term and automatically renews unless either party terminates the agreement, which requires four months’ prior written notice. The agreement was renewed through March 31, 2018. The agreement can be terminated by either party on four months’ prior written notice. Maiden Reinsurance pays us a 5% ceding commission, and we will earn a profit commission of 50% of the amount by which the ceded loss ratio is lower than 65%. During the year ended December 31, 2016, we recorded approximately $3.8 million of ceding commission and did not earn any profit commission pursuant to this agreement.

Note Payable to Maiden – Collateral for Proportionate Share of Reinsurance Obligations

In conjunction with the Maiden Quota Share, we entered into a loan agreement with Maiden Reinsurance during the fourth quarter of 2007, whereby Maiden Reinsurance loaned to us the amount equal to AII’s quota share of the obligations of the AmTrust Ceding Insurers that AII was then obligated to secure. Advances under the loan, which were made in three separate tranches of $113.5 million (December 2007), $20.2 million (April 2008) and $34.2 million (June 2008), are secured by promissory notes and totaled approximately $168.0 million as of December 31, 2016. The loan agreement provides for interest at a rate of LIBOR plus 90 basis points (which is applicable to all three advances) and is payable on a quarterly basis. We recorded approximately $2.4 million of interest expense during the year ended December 31, 2016. The maturity date with respect to each advance is ten years from the date the advance was made. Effective December 1, 2008, AII and Maiden Reinsurance entered into a Reinsurer Trust Assets Collateral agreement whereby Maiden Reinsurance is required to provide AII the assets required to secure Maiden’s proportional share of AII’s obligations to the AmTrust Ceding Insurers. In addition, pursuant to the quota share reinsurance agreement among AEL, AIU and Maiden Reinsurance for our European medical liability business, Maiden Reinsurance is required to provide AEL and AIU the assets required to secure AEL’s and AIU’s obligations. The aggregate amount of this collateral as of December 31, 2016 was approximately $3.1 billion. Maiden retains ownership of the collateral in the trust accounts.

Reinsurance Brokerage Agreement

We, through a subsidiary, have a reinsurance brokerage agreement with Maiden. Pursuant to the brokerage agreement, we provide brokerage services relating to the Maiden Quota Share for a fee equal to 1.25% of reinsured premium. We recorded $26.1 million of brokerage commission during the year ended December 31, 2016.

Asset Management Agreement

One of our subsidiaries manages the assets of Maiden Reinsurance and certain of its affiliates for an annual rate of 0.20% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for the preceding quarter is $1.0 billion or less, and an annual rate of 0.15% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for the preceding quarter is more than $1.0 billion. As of December 31, 2016, our subsidiary managed approximately $4.8 billion of assets related to this agreement. As a result of this agreement, we recorded approximately $6.9 million of asset management fees for the year ended December 31, 2016.

National General Holdings Corp. Investment and Transactions

We have an ownership interest in NGHC of approximately 12%. NGHC is a publicly-held specialty personal lines insurance holding company (Nasdaq: NGHC) that operates twenty-two insurance companies in the United States and provides a variety of insurance products, including personal and commercial automobile, homeowners and umbrella, and supplemental health. NGHC’s two largest stockholders are the MK Family Trust and a grantor retained annuity trust controlled by Leah Karfunkel. The ultimate beneficiaries of the MK Family Trust include Leah Karfunkel’s children, one of whom is married to Mr. Zyskind. In addition, Barry Karfunkel, the son of Leah Karfunkel and brother-in-law of Mr. Zyskind, is the chief executive officer of NGHC. Mr. Zyskind is the non-executive chairman of the board of NGHC.

Master Services Agreement

We provide NGHC and its affiliates information technology services in connection with the development and licensing of a policy management system. We provide the license at a cost that is currently 1.25% of gross premiums written of NGHC and its affiliates plus our costs for development and support services. We provide development services at a price of cost plus 20%. In addition, we provide NGHC and its affiliates printing and mailing services at a per piece cost for policy and policy related materials, such as invoices, quotes, notices and endorsements, associated with the policies we process for NGHC and its affiliates on the policy management system. We also provide NGHC and its affiliates lockbox services for policies processed on the system, and scanning of correspondence and supplemental materials. We charge NGHC for these services based on actual volume and actual cost. We recorded approximately $46.1 million of fee income for the year ended December 31, 2016 related to this agreement.

Asset Management Agreement

One of our subsidiaries manages the assets of certain of NGHC’s subsidiaries, including the assets of reciprocal insurers managed by subsidiaries of NGHC, for an annual rate equal to 0.20% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for the preceding quarter is $1.0 billion or less, and 0.15% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for that quarter is more than $1.0 billion. Our subsidiary managed approximately $2.9 billion of assets as of December 31, 2016 related to this agreement. As a result of this agreement, we earned approximately $3.6 million of asset management fees for the year ended December 31, 2016.

Investment in Life Settlement Contracts

We currently have a 50% ownership interest in each of three entities (“LSC Entities”) formed for the purpose of acquiring life settlement contracts, with a subsidiary of NGHC owning the other 50%. We provide certain actuarial and finance functions related to the LSC Entities, for which NGHC receives a benefit. As a result of this arrangement, the LSC Entities collectively paid us approximately $619,727 for these services for the year ended December 31, 2016.

800 Superior, LLC

We and NGHC each have a 50% ownership interest in 800 Superior, LLC (“800 Superior”), which owns an office building in Cleveland, Ohio. The cost of the building was approximately $7.5 million. We have been appointed managing member of 800 Superior. Additionally, in conjunction with our approximate 12% ownership percentage of NGHC, we ultimately receive 56% of the profits and losses of 800 Superior.

NGHC has an office lease with 800 Superior. The lease agreement is through 2027. NGHC paid 800 Superior approximately $2.7 million of rent for the year ended December 31, 2016. One of our subsidiaries also leases from 800 Superior space in the same office building for the same term and same base rent per square foot.

In September 2012, 800 Superior, LLC received $19.4 million in net proceeds from a financing transaction we and NGHC entered into with Key Community Development Corporation (“KCDC”) related to a capital improvement project for the office building owned by 800 Superior, LLC. We, NGHC and KCDC collectively made capital contributions (net of allocation fees) and loans to 800 Superior NMTC Investment Fund II and 800 Superior NMTC Investment Fund I LLC (collectively, the “Investment Funds”) under a qualified New Markets Tax Credit (“NMTC”) program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the “Act”) and is intended to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their federal income taxes for up to 39% of qualified investments in the equity of community development entities (“CDEs”). CDEs are privately managed investment institutions that are certified to make qualified low-income community investments (“QLICIs”).

In addition to the capital contributions and loans from us, NGHC and KCDC, as part of the transaction, the Investment Funds received, directly and indirectly, proceeds of approximately $8.0 million through two loans originating from state and local governments of Ohio. These loans are each for a period of 15 years and have an average interest rate of 2.0% per annum. We and NGHC both serve as guarantors under these loans.

The Investment Funds then contributed the loan proceeds and capital contributions of $19.4 million to two CDEs, which, in turn, loaned the funds on similar terms to 800 Superior, LLC. The proceeds of the loans from the CDEs (including loans representing the capital contribution made by KCDC, net of allocation fees) will be used to fund the capital improvement project. As collateral for these loans, we granted a security interest in the assets acquired with the loan proceeds.

We and NGHC are each entitled to receive an equal portion of 49% of the benefits derived from the NMTCs generated by 800 Superior Investment Fund II LLC, while KCDC is entitled to the remaining 51%. The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code. During this seven years compliance period, the entities involved are required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in the projected tax benefits not being realized and, therefore, could require us to indemnify KCDC for any loss or recapture of NMTCs related to the financing until such time as the obligation to deliver tax benefits is relieved. We entered into an agreement with NGHC whereby they have agreed to indemnify us for serving as guarantor under the NMTC arrangement and contribute their portion of any payments required.

4455 LBJ Freeway, LLC

In 2015, we and NGHC each acquired an ownership interest in 4455 LBJ Freeway, LLC (“4455 LBJ Freeway”), which owns an office building in Dallas, Texas. The cost of the building was approximately $21.1 million. We have been appointed managing member of 4455 LBJ Freeway. Additionally, in conjunction with our approximate 12% ownership percentage of NGHC, we ultimately receive 56% of the profits and losses of 4455 LBJ Freeway. NGHC has an office lease with 4455 LBJ Freeway that expires in February 2028. One of our subsidiaries leases office space in the same office building for the same term and same base rent per square foot. We recorded approximately $1.4 million of service and fee income related to rent for the year ended December 31, 2016.

ACP Re, Ltd. Agreements

ACP Re is a privately-held Bermuda reinsurance holding company owned by the Trust. In September 2014, a subsidiary of ACP Re merged with Tower. The following section describes the agreements in place between us and our subsidiaries and ACP Re and its subsidiaries.

Asset Management Agreement

One of our subsidiaries manages the assets of ACP Re and certain of its subsidiaries at an annual rate of 0.20% of the average aggregate value of the assets under management, excluding investments in our stock, for the preceding calendar quarter if the average aggregate value of such assets for the quarter was $1.0 billion or less, or at an annual rate of 0.15% of the average aggregate value of the assets under management, excluding investments in our stock, for the preceding calendar quarter if the average value of such assets for the preceding quarter was greater than $1.0 billion. Our subsidiary managed approximately $424.0 million of assets as of December 31, 2016. We recorded approximately $0.9 million for these services for the year ended December 31, 2016.

Agreements as a Result of ACP Re / Tower Merger

We and ACP Re entered into the agreements and transactions described below as a result of ACP Re’s acquisition of 100% of the outstanding stock of Tower on September 14, 2014. As described in our Current Reports on Form 8-K filed on July 29, 2016 and September 21, 2016, in July 2016, Tower’s statutory insurance companies (the “Tower Companies”) merged into CastlePoint National Insurance Company (“CNIC”), with CNIC as the surviving entity, in connection with the Plan of Conservation and Liquidation developed by the Commissioner of Insurance of the State of California for CNIC (the “Conservation Plan”). Upon the approval of the Conservation Plan on September 13, 2016 by the Superior Court of the State of California, and a $200 million contribution to CNIC by members of the Michael Karfunkel family on September 20, 2016 (the “Contribution”), several of the agreements described below were either amended or terminated.

Commercial Lines Reinsurance Agreement

One of our subsidiaries, Technology Insurance Company (“TIC”), entered into the Commercial Lines Quota Share Reinsurance Agreement (the “CL Reinsurance Agreement”) with the Tower Companies pursuant to which TIC reinsured 100% of all losses under the Tower Companies’ new and renewal commercial lines business written after September 15, 2014. The ceding commission payable by TIC under the CL Reinsurance Agreement was equal to the sum of (i) reimbursement of the Tower Companies’ acquisition costs in respect of the business covered, including commission payable to AmTrust North America, Inc. (“ANA”), a subsidiary of ours, pursuant to the CL MGA Agreement described below, and premium taxes and (ii) 2% of gross written premium (net of cancellations and return premiums) collected pursuant to the CL MGA Agreement described below. In connection with the approval of the Conservation Plan, TIC assumed, as its direct obligations, all claims reinsured under the CL Reinsurance Agreement and received the right to collect all outstanding premiums.

Commercial Lines MGA Agreement

Until CNIC’s placement into receivership, ANA produced and managed all new and renewal commercial lines business written by the Tower Companies pursuant to the Commercial Lines Managing General Agency Agreement (the “CL MGA Agreement”). As described above, all post-September 15, 2014 commercial lines business written by the Tower Companies was reinsured by TIC pursuant to the CL Reinsurance Agreement. The Tower Companies paid ANA a 10% commission on all business written pursuant to the CL MGA Agreement and reimbursed ANA for commissions payable to agents producing such business. All payments by the Tower Companies to ANA pursuant to the CL MGA Agreement were netted out of the ceding commission payable by TIC to the Tower Companies pursuant to the CL Reinsurance Agreement. The CL MGA Agreement terminated pursuant to the Conservation Plan. We did not record any commission during the year ended December 31, 2016. There is no longer any commercial lines business managed under this agreement.

Commercial Lines Administrative Services Agreement

ANA, the Tower Companies and CastlePoint Reinsurance Company, Ltd. (“CP Re”, a subsidiary of ACP Re) entered into the Commercial Lines LPTA Administrative Services Agreement (the “CL Administrative Agreement”) pursuant to which ANA administered the runoff of CP Re’s and the Tower Companies’ commercial lines business written prior to September 15, 2014 at cost. CP Re and the Tower Companies reimbursed ANA for its actual costs, including costs incurred in connection with claims operations, out-of-pocket expenses, costs incurred in connection with any required modifications to ANA’s claims systems and an allocated portion of the claims service expenses paid by TIC to the Tower Companies pursuant to the CL Reinsurance Agreement. The CL Administrative Agreement terminated upon the approval of the Conservation Plan and the making of the Contribution discussed above.

Stop-Loss and Retrocession Agreements

AII and National General Re, Ltd., a subsidiary of NGHC (“NG Re Ltd.”), as reinsurers, entered into a $250.0 million Aggregate Stop Loss Reinsurance Agreement (the “Stop-Loss Agreement”) with CP Re. AII and NG Re Ltd. also entered into an Aggregate Stop Loss Retrocession Contract (the “Retrocession Agreement”) with ACP Re pursuant to which ACP Re would reinsure the full amount of any payments that AII and NG Re Ltd. were obligated to make to CP Re under the Stop-Loss Agreement. Pursuant to the Stop-Loss Agreement, each of we and NGHC had agreed to provide, severally, $125.0 million of stop loss coverage with respect to the run-off of the Tower business written on or before September 15, 2014. The reinsurers’ obligation to indemnify CP Re under the Stop-Loss Agreement would have been triggered only at such time as CP Re’s ultimate net loss related to the run-off of the pre-September 15, 2014 Tower business exceeded a retention equal to the Tower Companies’ loss and loss adjustment reserves and unearned premium reserves as of September 15, 2014. Upon approval of the Conservation Plan, the Stop-Loss Agreement and the Retrocession Agreement terminated.

ACP Re Credit Agreement

In September 2014, we, AII, and NG Re Ltd. entered into a credit agreement (the “ACP Re Credit Agreement”) among us, as Administrative Agent, ACP Re and Tower, now a wholly-owned subsidiary of ACP Re, as the borrowers (collectively, the “Borrowers”), ACP Re Holdings, LLC, as Guarantor, and AII and NG Re Ltd., as Lenders, pursuant to which the Lenders made a $250 million loan ($125 million made by each Lender) to the Borrowers. As discussed below under “Restructuring of ACP Re Credit Agreement,” certain terms of the ACP Re Credit Agreement were amended and restated following the approval of the Conservation Plan and the making of the Contribution.

Until the restructuring of the ACP Re Credit Agreement, it had a maturity date of September 15, 2021. Outstanding borrowings under the ACP Re Credit Agreement bore interest at a fixed annual rate of 7%, payable semi-annually on the last day of January and July. Fees payable to us for our service as Administrative Agent continue to include an annual fee equal to $30,000 plus reimbursement of costs, expenses and certain other charges. Prior to the restructuring, the obligations of the Borrowers were secured by (i) a first-priority pledge of 100% of the stock of ACP Re and ACP Re’s U.S. subsidiaries and 65% of the stock of certain of ACP Re’s foreign subsidiaries, and (ii) a first-priority lien on all of the assets of the Borrowers and Guarantor and certain of the assets of ACP Re’s subsidiaries (other than the Tower Companies).

The Borrowers continue to have the right to prepay the amounts borrowed, in whole or in part. Until the restructuring, the Borrowers were required to prepay the amounts borrowed within 30 days from the receipt of net cash proceeds received by ACP Re from (i) certain asset sales, (ii) the disposition of certain equity interests, (iii) the issuance or incurrence of certain debt, (iv) any dividend or distribution from Tower subsidiaries to ACP Re, (v) premiums and other payments received pursuant to the Retrocession Agreement, and (vi) any tax refunds, pension plan reversions, insurance proceeds, indemnity payments, purchase price adjustments (excluding working capital adjustments) under acquisition agreements, litigation proceeds and other similar receipts received by the Borrowers after the effective date of the ACP Re Credit Agreement, unless any of the foregoing proceeds (other than payments received pursuant to the Retrocession Agreement) are required for the ordinary course business operations of the Borrowers. The Borrowers were also required to deposit any excess cash flow (including payments under the Amended and Restated Commercial Lines Master Agreement with ACP Re) into a reserve account that also secured Borrowers’ obligations under the ACP Re Credit Agreement. Any funds in the reserve account after January 1, 2018 that exceeded the amount of interest payable by the Borrowers for the remainder of the term of the ACP Re Credit Agreement would be applied by the Borrowers as a prepayment of principal under the ACP Re Credit Agreement.

Prior to the restructuring, the ACP Re Credit Agreement contained certain customary restrictive covenants (subject to negotiated exceptions and baskets), including restrictions on indebtedness, liens, acquisitions and investments, dispositions, creation of subsidiaries and restricted payments. There were also financial covenants that required ACP Re to maintain minimum current assets, a maximum leverage ratio, and a minimum fixed charge coverage ratio. If ACP Re failed to comply with the leverage ratio or fixed charge coverage ratio covenants as of any measurement date, the Borrowers could cure such breach by making a capital contribution to ACP Re sufficient to bring the Borrowers into compliance.

The ACP Re Credit Agreement also provided for customary events of default, with grace periods where appropriate, including failure to pay principal when due, failure to pay interest or fees within three business days after becoming due, failure to comply with covenants, breaches of representations and warranties, default under certain other indebtedness, certain insolvency, receivership or insurance regulatory events affecting the Borrowers, the occurrence of certain material judgments, certain amounts of reportable ERISA or foreign pension plan noncompliance events, a change in control of the Guarantor, any security interest created under the ACP Re Credit Agreement ceases to be in full force and effect, or if ACP Re defaults on its obligations under the Retrocession Agreement. Upon the occurrence and during the continuation of an event of default, we, as Administrative Agent, upon the request of any Lender, would declare the Borrowers’ obligations under the ACP Re Credit Agreement immediately due and payable and/or exercise any and all remedies and other rights under the ACP Re Credit Agreement.

Restructuring of Credit Agreement

We, AII, and NG Re Ltd., ACP Re Holdings, LLC and the MK Family Trust entered into an Amended and Restated Credit Agreement on September 20, 2016, following approval by the Superior Court of the State of California of the Conservation Plan and the Contribution by members of the Michael Karfunkel family to CNIC. The Amended and Restated Credit Agreement incorporates the following restated terms: (a) the borrower became ACP Re Holdings, LLC, a Delaware limited liability company owned by the Trust; (b) the Trust will cause ACP Re Holdings, LLC to maintain assets having a value greater than 115% of the value of the then outstanding loan balance, and if there is a shortfall, the Trust will make a contribution to ACP Re Holdings, LLC of assets having a market value of at least the shortfall (the “Maintenance Covenant”); (c) the amounts borrowed are secured by equity interests, cash and cash equivalents, other investments held by ACP Re Holdings, LLC and proceeds of the foregoing in an amount equal to the requirements of the Maintenance Covenant; (d) the maturity date changed from September 15, 2021 to September 20, 2036; (e) interest on the outstanding principal balance of $250 million is a fixed annual rate of 3.70% (payable in cash, semi-annually in arrears), provided that up to 1.20% thereof may be paid in kind; (f) commencing on September 20, 2026, and for each year thereafter, 2% of the then outstanding principal balance of the loan (inclusive of any amounts previously paid in kind) is due and payable; (g) at the Lenders’ discretion, ACP Re Holdings, LLC may repay the loan using cash or tradeable stock of an equivalent market value of any publicly traded company on the NYSE, NASDAQ or London stock exchange; and (h) a change of control of greater than 50% and an uncured breach of the Maintenance Covenant are included as events of default.

As of December 31, 2016, we recorded $126.3 million of loan and related interest receivable as a component of other assets on the condensed consolidated balance sheet. We recorded total interest income of approximately $7.6 million for the year ended December 31, 2016 under the ACP Re Credit Agreement.

Other Related Party Transactions

Equity Investments in Limited Partnerships

In February 2015, we invested approximately $9.7 million in North Dearborn Building Company, L.P. (“North Dearborn”), a limited partnership that owns an office building in Chicago, Illinois. NGHC is also a limited partner in North Dearborn, and the general partner is NA Advisors GP LLC (“NA Advisors”), an entity controlled by Leah Karfunkel and managed by an unrelated third party. We and NGHC each received a 45% limited partnership interest in North Dearborn for our respective $9.7 million investments, while NA Advisors invested approximately $2.2 million and holds a 10% general partnership interest and a 10% profit interest, which NA Advisors pays to the unrelated third party manager. From time to time, we, NGHC and NA Advisors will make capital contributions to, or receive distributions from, North Dearborn, in all instances in accordance with respective ownership percentages. North Dearborn appointed NA Advisors as the general manager to oversee the day-to-day operations of the office building and pays NA Advisors an annual fee for these services. We recorded $0.8 million of income from this investment during the year ended December 31, 2016.

In August 2015, certain of our subsidiaries invested approximately $53.7 million in Illinois Center Building Company, L.P. (“Illinois Center”), a limited partnership that owns an office building complex in Chicago, Illinois. NGHC and ACP Re are also limited partners in Illinois Center, and the general partner is NA Advisors. We and NGHC each have a 37.5% limited partnership interest in Illinois Center, while ACP Re has a 15.0% limited partnership interest. NA Advisors holds a 10% general partnership interest and a 10% profit interest, which NA Advisors pays to the unrelated third party manager. From time to time, we, NGHC, ACP Re and NA Advisors will make capital contributions to, or receive distributions from, Illinois Center, in all instances in accordance with respective ownership percentages. Illinois Center appointed NA Advisors as the general manager to oversee the day-to-day operations of the office building and pays NA Advisors an annual fee for these services. We recorded $2.9 million of income from this investment during the year ended December 31, 2016.

Corporate Office Lease Agreements

We lease office space at 59 Maiden Lane in New York, New York from 59 Maiden Lane Associates, LLC, an entity that is wholly-owned by Leah Karfunkel and George Karfunkel. The lease term is through May 2023. We paid approximately $1.96 million for the year ended December 31, 2016 for this leased office space.

We lease office space in Chicago, Illinois from IC 233 Building Company LLC, a wholly-owned subsidiary of Illinois Center. The lease term is ten years through the end of May 2026. We paid approximately $650,000 for the year ended December 31, 2016 for this leased office space.

Use of Company Aircraft

We and our wholly-owned subsidiary, AmTrust Underwriters, Inc. (“AUI”), are each a party to aircraft time share agreements with each of Maiden and NGHC. The agreements provide for payment to us or AUI for usage of our respective company-owned aircraft and to cover actual expenses incurred and permissible under federal aviation regulations. Such expenses include, among others, travel and lodging expenses of the crew, in-flight catering, flight planning and weather contract services, ground transportation, fuel, landing and hanger fees, and airport taxes, among others. Neither we nor AUI charges Maiden or NGHC for the fixed costs that would be incurred in any event to operate the aircrafts (for example, aircraft purchase costs, insurance and flight crew salaries). During the year ended December 31, 2016, Maiden paid $62,000, and NGHC paid $133,000, for the use of our aircraft under these agreements.

In addition, for personal travel, Barry Zyskind and Leah Karfunkel each entered into an aircraft reimbursement agreement with us and AUI. Since entering into such agreements, Mr. Zyskind and

Mrs. Karfunkel have each fully reimbursed us and AUI for the incremental cost billed by us and AUI for their respective personal use of our aircraft. Mr. Zyskind reimbursed us and AUI $0.9 million for his personal use of the aircraft during the year ended December 31, 2016. Mrs. Karfunkel’s personal use of the aircraft during the year ended December 31, 2016 was immaterial.

Family Relationships

Tristan Caviet, son of Max Caviet, is employed as head of special risks with AEL, one of our subsidiaries. Natalie Caviet, daughter of Max Caviet, is employed as a liability underwriter with AEL. Marita Longo-Stoner, sister of Christopher Longo, is employed as director of software quality – assistant vice president of operations for ANA. Joseph Brecher, son-in-law of Mr. Zyskind, is employed by ANA as a business analyst. None of these employees is one of our executive officers. The compensation, perquisites and benefits we provide to them are substantially comparable to those provided to other employees with similar qualifications, responsibilities and experience. Tristan Caviet’s and Natalie Caviet’s compensation is paid in British pounds, but for this disclosure was converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2016 of $1.2325 to £1.00. During the year ended December 31, 2016, Tristan Caviet earned a salary and bonus of £200,000 ($246,500), Natalie Caviet earned a salary and bonus of £170,000 ($209,525), Marita Longo-Stoner earned a salary and bonus of $146,576 and Joseph Brecher earned a salary and bonus of $165,659. They are also eligible for equity awards on the same basis as other employees.

ADDITIONAL MATTERS

Stockholders’ Proposals for the 2018 Annual Meeting

A proposal by a stockholder intended for inclusion in our proxy materials for the 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attn: Corporate Secretary, on or before December 19, 2017, in order to be considered for such inclusion. Stockholder proposals intended to be submitted at the 2018 Annual Meeting of Stockholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before March 4, 2018. If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including audited financial statements, is being sent to all our stockholders with this Notice of Annual Meeting of Stockholders and Proxy Statement on or about April 18, 2017.

Householding of Annual Meeting Materials

If you are a stockholder who has chosen “householding” of our proxy statements and annual reports, this means that only one copy of the proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to stockholders who write or call us at the following address or telephone number: AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attn: Corporate Secretary, Telephone 646-458-7913. Stockholders wishing to receive separate copies of the proxy statement or annual report to stockholders in the future, or stockholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.

Other Business

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

PROXY

AMTRUST FINANCIAL SERVICES, INC.

Annual Meeting of Stockholders to be held May 18, 2017

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephen Ungar and Barry D. Zyskind as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of AmTrust Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 59 Maiden Lane, 43rd Floor, New York, New York 10038, on Thursday, May 18, 2017 at 10:00 a.m. (Eastern Time), and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

AMTRUST FINANCIAL SERVICES, INC.

May 18, 2017

GO GREEN:

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and annual report

are available at https://www.proxydocs.com/AFSI

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED FOR

DIRECTORS IN PROPOSAL 1 AND “FOR” PROPOSALS 2 and 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “EVERY 3 YEARS” for PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐ FOR ALL NOMINEES	O Donald T. DeCarlo
O Susan C. Fisch
O Abraham Gulkowitz
O George Karfunkel
O Leah Karfunkel
O Raul Rivera
O Barry D. Zyskind

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

	FOR	AGAINST	ABSTAIN
2. Advisory Vote on Named Executive Officer Compensation	☐	☐	☐

	EVERY 3 YEARS	EVERY 2 YEARS	EVERY YEAR	ABSTAIN
3. Advisory Vote on Frequency of Advisory Vote on Named Executive Officer Compensation	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. Stockholder Proposal on Majority Voting Standard in Uncontested Election of Directors	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

_____________________________	_______________	_____________________________	______________
Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.